STOCK PURCHASE AGREEMENT
by and among

Keywords International Limited, as Purchaser,

Nuco I, Ltd., as Seller,

Volt Information Sciences, Inc., as Parent,

Keywords Studios plc, as KWS
October 24, 2017

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TABLE OF CONTENTS
(continued)

Page

Exhibit A	-	Transition Services Agreement

Exhibit B	-	Sample Closing Net Working Capital Calculation

Exhibit C	-	Indirect Staffing Agreement

Exhibit D-1	-	Parent Press Release

Exhibit D-2	-	KWS Press Release

Exhibit E	-	Closing Letter

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of October 24, 2017, by and among Keywords International Limited, a private company incorporated in Ireland (the “Purchaser”), (solely with respect to Sections 5.14 and 10.18) Keywords Studios plc, a company incorporated in England and Wales (“KWS”), Nuco I, Ltd., a Nevada corporation, (“Seller”), and (solely with respect to Sections 5.11, 7.2(b) and 10.17) Volt Information Sciences, Inc., a New York corporation (“Parent”).
The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares of the capital stock of VMC and Volt Canada (collectively, the “Shares”) in accordance with the provisions of this Agreement.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
Section 1.1          Definitions.  For the purposes of this Agreement and the Ancillary Agreements:
“Acquired Companies” means, collectively, VMC, Volt Canada and VMC BC.
“Admission” means admission of the Placing Shares to trading on AIM and such admission becoming effective in accordance with the AIM Rules.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“AIM” means the Alternative Investment Market of the London Stock Exchange.
“AIM Rules” mean the AIM Rules for Companies published from time to time by the London Stock Exchange.
“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Indirect Staffing Agreement and all instruments, certificates and other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement.
“Business” means the Acquired Companies’ business of providing technical support services, including, but not limited to, quality assurance services, embedded services, technical support, localization services, worldwide community based services, application and data services, in each case, to customers, including video game developers and publishers as conducted by the Acquired Companies immediately prior to Closing, but expressly excluding all call center services and any other units or functions transferred by either Acquired Company to any other Person pursuant to the Reorganization.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in London, England or New York, New York are closed either under applicable Law or action of any Governmental Authority.
“Business Employee” means any individual who (i) is employed by an Acquired Company, or (ii) is employed by an Affiliate of an Acquired Company and whose services primarily relate to the Business.
“Closing Letter” means the Escrow Closing Letter to be entered into at least one (1) Business Day prior to Admission by and among Seller, the Purchaser, KWS and Numis Securities Limited substantially in the form of Exhibit E.
“Closing Net Working Capital” means (a) all current assets of the Acquired Companies (including current prepaid assets and current accounts and notes receivable net of allowances for doubtful accounts, but excluding cash) arising in the ordinary course of business minus (b) all current Liabilities of the Acquired Companies, in each case calculated as of 11:59  P.M. Pacific time on the day immediately preceding the Closing Date in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet, and including as current Liabilities, in accordance with Section 10.14, any unpaid transaction expenses of the Acquired Companies; provided, that, notwithstanding the foregoing, Closing Net Working Capital shall not take into account (A) the current assets or current liabilities of any units or functions transferred by either Acquired Company to any other Person pursuant to the Reorganization, (B) any amounts in respect of deferred Income Tax assets or liabilities (including valuation allowances), (C) any amounts in respect of MMTCs, (D) any amounts in respect of deferred revenue, (E) any amounts in respect of FIN 48 liabilities (uncertain tax positions), or (F) deferred compensation (other than any ordinary course bonus accruals and payroll accruals). For illustration purposes, attached as Exhibit B is a sample calculation of Closing Net Working Capital based on the Interim Balance Sheet.
“Code” means the Internal Revenue Code of 1986.
“Companies” mean collectively VMC and Volt Canada, and each individually a “Company”.
“Company Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (b) any other written or oral plan, Contract or arrangement which provides compensation or benefits, including severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, health benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation (other than (i) a Multiemployer Plan and (ii) any plan mandated by Law to be contributed to by any Acquired Company, Seller or Parent that are maintained by any non-U.S. Governmental Authority), in each case, (x) maintained or contributed to by Parent, Seller, or any Acquired Company for the benefit of any current or former director, officer, employee of any Acquired Company, or (y) with respect to which any Acquired Company has or may have any Liability.
“Confidential Information” means any confidential, proprietary, or non-public information, in whatever form or medium, concerning the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of any Acquired Company.  Confidential Information shall in no event include any information that (a) is or becomes generally available to or known by the public through no breach of this Agreement by Seller or any of its Affiliates, (b) becomes available to Seller, any of its Affiliates or their respective Restricted Persons on a non-confidential basis, from and after the Closing from sources which are not known to such party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is independently developed by such party or its employees without the benefit of any Confidential Information.

“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contract” means any legally binding contract, agreement, lease, license, guaranty, mortgage, note, bond, option or warrant, whether written or oral.
“CREST” means the clearance and settlement systems operated by Euroclear Bank S.A./N.V., Euroclear UK & Ireland Limited.
“Encumbrance” means any encumbrance, charge, mortgage, servitude, easement, right of way, community or other marital property interest, lien, option, pledge, hypothecation, prior claim or privilege, security interest, right of first refusal or other similar encumbrance or right (whether absolute or contingent), but expressly excludes any transfer limitations under any securities Laws.
“Environmental Law” means any Law relating to the protection of the environment, natural resources, pollutants, contaminants or public health and safety (to the extent related to exposure to toxic or hazardous substances or hazardous wastes), including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or hazardous waste, (b) air and water pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants or toxic or hazardous substances or oil or petroleum products or hazardous waste, (f) underground storage tanks, (g) public health and safety (to the extent related to exposure to toxic or hazardous substances or hazardous wastes) or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person that, together with any Acquired Company, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means Citibank, National Association.
“Escrow Agreement” means that certain Escrow Agreement, by and among Parent, KWS and Escrow Agent, dated July 24, 2017.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.
“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, board or bureau or other entity and any court or other tribunal or stock exchange), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Income Tax” means any income, franchise, gains or similar Tax imposed on or measured by net income, profits, gains or similar items and any interest, additional amounts, additions to tax, penalties or similar items with respect thereto.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed by such Person, or in effect guaranteed by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) to grant an Encumbrance on property owned or acquired by such Person to secure such Indebtedness, whether or not the obligation secured thereby has been assumed.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether now or later existing, filed, issued or acquired: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, and copyrightable works; (c) all mask works, mask work registrations and mask work applications; (d) all trade dress, get up and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, and other proprietary information; and (f) all computer software (including source and object code), firmware, development tools, algorithms, technical drawings and related documentation, and manuals.
“Internally Used Shrinkwrap Software” means software licensed to any Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company.
“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” of an entity means the actual knowledge of Nancy Avedissian, Leonard Naujokas, Dianne Howell, Paul Tomkins, Jim Chadwick, James Braschler, James Skurski, Matt Giles and Juliana Su after due inquiry of his or her direct reports.
“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated or unliquidated, due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), liability or other cost or expense whether or not involving the claim of another Person.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter (a) that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, a material adverse effect on the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, operations of the Acquired Companies, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect:  any event, change, circumstance, effect or other matter resulting from or related to (i) changes in Laws, GAAP or enforcement or interpretation thereof, (ii) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (iii) changes or effects resulting or arising from the negotiation, execution, public announcement or performance of this Agreement, (iv) changes or effects that generally affect the industries in which the Acquired Companies operate, except to the extent that such changes or effects have a materially disproportionate impact on the Acquired Companies relative to other similarly situated Persons in such industries, (v) changes or effects resulting or arising from the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities or acts of terrorism or (vi) any failure, in and of itself, of any Acquired Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect).
“MMTCs” mean all claimed or receivable tax credits for multimedia titles of Volt Canada or interactive digital media of VMC BC pursuant to the Tax Act (Canada) and corresponding provincial legislation.
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens for current real or immovable or personal or movable property Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e) customary statutory Encumbrances in favor of lessors arising in connection with any property leased to an Acquired Company in the ordinary course of business consistent with past practice, (f) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Acquired Company, and (g) Encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value of, or materially interfere with the use, as of immediately prior to Closing, of the properties or assets they affect.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Placing Agreement” means the agreement, entered into substantially concurrently with this Agreement, between (1) KWS and (2) Numis Securities Limited.
“Placing Shares” means such number of new ordinary shares of KWS to be issued pursuant to the Placing Agreement.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Redmond Lease” means that certain Lease dated March 22, 2000, by and between Pietromonaco / PB LLC (as assignee of Reez Properties, Inc. and previously Zetron Properties, Inc.) and Volt Information Sciences, Inc., for certain rental space located at Sixty Acres Business Center, 11601-11611 Willows Road, Redmond, WA 98052, as amended by that certain First Amendment to Lease signed on January 29, 2007 and February 2, 2007, Second Amendment to Lease dated April 8, 2010, Third Amendment to Lease dated April 8, 2010, Fourth Amendment to Lease dated June 30, 2010, Fifth Amendment to Lease dated June 15, 2011, Sixth Amendment to Lease dated July 31, 2013, Seventh Amendment to Lease dated July 14, 2015, and Eight Amendment to Lease dated March 28, 2016.
“Reorganization” means the transfer of such assets, liabilities, employees and related Contracts (i) in order to transfer the call center business known as “CCS” from the Acquired Companies such that such transferred assets, liabilities, employees and related Contracts are held or employed by and in the name of the Seller, Parent or any of its Affiliates (other than an Acquired Company), (ii) in order to consolidate the Business as operated in the Acquired Companies and (iii) in order to transfer certain operations that are unrelated to the Business from Volt Canada to an Affiliate of Parent (other than the Acquired Companies), in each case, as further detailed and as consummated pursuant to the Reorganization Documentation, which documentation shall include a list of the employees to be transferred pursuant to the Reorganization.
“Seller Group” means Parent and its Subsidiaries that file a Tax Return that includes an Acquired Company.
“Specified Business Clients” means (i) Hewlett-Packard Company and Eli Lilly and Company (and their respective Subsidiaries) and (ii) Microsoft and Oculus (and their respective subsidiaries) solely with respect to the services provided by VMC to Microsoft and Oculus (and their respective subsidiaries), respectively, any time within the two (2) year period immediately prior to the Closing.

“Straddle Tax Period” means any complete taxable period that includes both a Pre-Closing Tax Period and a Post-Closing Tax Period.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of an Acquired Company.
“Target Closing Net Working Capital” means $9,147,913.
“Tax” means (a) any federal, state, provincial, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal or movable property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions imposed by any Governmental Authority resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.
“Tax Act (Canada)” means the Income Tax Act (Canada);
“Tax Benefit” means any refund, credit or reduction in Tax of any Person or its Affiliates attributable, as the context may require, to any specified matter or event, and which shall take into account any correlative adjustment that makes allowable to such Person, its Affiliates, or their consolidated, combined or unitary group any deduction, amortization, exclusion from income or other allowance.
“Tax Return” means any report, return, filing, declaration, tax election form, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“VMC” means VMC Consulting Corporation, a Delaware corporation.
“VMC BC” means VMC Volt Information Sciences BC, Inc., a corporation incorporated under the laws of British Columbia.
“Volt Canada” means Volt Canada Inc., a corporation incorporated under the laws of Canada.

Section 1.2          Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section

338(g) Election	8.13
Adjustment Calculation	2.4(a)
Adjustment Notice	2.4(a)
Agreement	Preamble
Allocation Schedule	2.7(a)
Balance Sheet	3.5(a)
Business Clients	5.11(c)
Cap	9.6(b)
Cash Sweep	5.2(b)
Claim Notice	9.3(a)
Claims	5.12
Closing	2.5
Closing Date	2.5
Closing Balance Sheet	2.4(a)
Closing Date	2.5
Company Intellectual Property	3.12(a)
Consolidated Returns	8.1(e)
Controlling Party	9.4(c)
Dispute Notice	2.4(b)
Engagements	10.1
Escrow Release	2.6(a)
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Net Working Capital	2.3(a)
Final Closing Net Working Capital	2.4(a)
Financial Statements	3.5(a)
Financing	5.14(a)
Fundamental Representations	9.6(a)
Head of Terms	5.6(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accounting Firm	2.4(d)
Initial Purchase Price	2.2
Insurance Policies	3.21(a)
Interim Balance Sheet	3.5(a)
KWS	Preamble
Leased Real Property	3.11(b)
Multiemployer Plan	3.15(c)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(b)
Owned Intellectual Property	3.12(a)
Parent	Preamble
Pro Forma Financial Statements	3.5(a)
Purchase Price	2.4(h)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Guaranteed Obligations	10.18(a)
Purchaser Indemnified Parties	9.1
Qualified Plan	3.15(b)
Released Parties	5.12
Representatives	5.1(a)
Restricted Business	5.11(a)

Restricted Period	5.11(a)
Restricted Persons	5.6(b)
Restricted Territory	5.11(a)
Reorganization Documentation	2.6(a)
Section 338(h)(10) Election	2.7(a)
Securities Act	3.4(c)
Self-Insurance Programs	3.21(c)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Guaranteed Obligations	10.17(a)
Seller Indemnified Parties	9.2
Shares	Recitals
Special Claims	9.4(b)
Specified Name	5.13
Indirect Staffing Agreement	2.6(a)
Tax Claim	8.7(a)
Tax Indemnified Person	8.7(a)
Tax Indemnitor	8.7(a)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.12(c)
Top Customers	5.10
Transition Services Agreement	2.6(a)

Section 1.3          Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  The phrase “made available” and any words or phrases of similar import shall mean made available for review by the Purchaser or its representatives in the virtual data room created in connection with the transactions contemplated by this Agreement or by direct delivery through any written form or medium to the Purchaser or its representatives.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2
THE TRANSACTION
Section 2.1          Purchase and Sale of Shares.  In accordance with the provisions of this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares.
Section 2.2          Initial Purchase Price.  The initial purchase price for the Shares (the “Initial Purchase Price”) is $66,400,000, apportioned $49,800,000 to the Shares of VMC and $16,600,000 to the Shares of Volt Canada.  The Initial Purchase Price is subject to adjustment in accordance with Section 2.3 and Section 2.4.

Section 2.3          Pre-Closing Adjustment.
(a)          No later than three Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser an unaudited consolidated balance sheet of the Acquired Companies prepared on an estimated basis as of 11:59  P.M. Pacific time on the day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet will be prepared in good faith in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  The Seller will deliver with the Estimated Closing Balance Sheet a statement setting forth the Seller’s calculation, based on the Estimated Closing Balance Sheet, of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).
(b)          If the Estimated Closing Net Working Capital is less than Target Closing Net Working Capital, the Initial Purchase Price will be decreased dollar for dollar by the absolute value of such deficiency.  If the Estimated Closing Net Working Capital is greater than the Target Closing Net Working Capital, the Initial Purchase Price will be increased dollar for dollar by the absolute value of the excess.  All adjustments to the Initial Purchase Price pursuant to this Section 2.3(b) will be applied to the Initial Purchase Price to be received by the Seller.
Section 2.4          Post-Closing Adjustment.
(a)          The Purchaser shall use its commercially reasonable efforts to prepare and deliver to the Seller within 45 days following the Closing Date (and shall, in any event, cause to be prepared and delivered to the Seller by no later than 60 days following the Closing Date) written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Acquired Companies as of 11:59 P.M. Pacific time on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), attaching such summary supporting documentation and other materials as may be appropriate to evidence the basis for such calculation, (ii) the Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet (the “Final Closing Net Working Capital”), and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.4(f) (the “Adjustment Calculation”).  The Closing Balance Sheet will be prepared in good faith in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.
(b)          Following Closing, Purchaser shall provide Seller and its representatives with reasonable and timely access, during normal business hours and in a manner so as not to interfere with the normal business operations of Purchaser and the Acquired Companies, to all work papers and other information utilized by Purchaser in preparing the calculation of the Closing Balance Sheet, the Final Closing Net Working Capital and the Adjustment Calculation.  Within 30 days after delivery of the Adjustment Notice, the Seller will deliver to the Purchaser a written response in which the Seller will either:
(i)          agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.4(f); or
(ii)          dispute in good faith the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.
For purposes of this Section 2.4(b), the Seller may only deliver a Dispute Notice on the basis of a good faith dispute of the accuracy of Purchaser’s determination of the Final Closing Net Working Capital.

(c)          If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.4(f).
(d)          If the Seller timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.4(f).  Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.4(f).  If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will submit the remaining items in dispute to Deloitte LLP for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies.  If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized national standing and such firms together shall select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Seller, the Purchaser or the Acquired Companies; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fails to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.4 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Independent Accounting Firm shall adjudicate each item in dispute in accordance with the terms of this Agreement, including, without limitation, by resolving each item in dispute that has a nexus to GAAP by applying GAAP with respect thereto in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  The Purchaser and the Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation.  The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final, conclusive and binding on the parties for purposes of Section 2.4(f) and shall constitute an arbitral award upon which judgment may be entered.  The Purchaser will revise the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.4(d).  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively.
(e)          For purposes of complying with this Section 2.4, the Purchaser and the Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.  The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Acquired Companies provided to the Independent Accounting Firm pursuant to this Section 2.4.

(f)          If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.4 is less than the Estimated Closing Net Working Capital, then the Seller will pay to the Purchaser the amount of such difference in cash.  If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.4 is greater than the Estimated Closing Net Working Capital, then the Purchaser will pay to the Seller the amount of such difference in cash.
(g)          Any payment to the Purchaser pursuant Section 2.4(f) will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser, and any payment to the Seller pursuant to Section 2.4(f) will be effected by wire transfer of immediately available funds to an account designated by the Seller.  Such payments will be made within five Business Days following the final determination of the Adjustment Calculation in accordance with this Section 2.4.
(h)          The purpose of this Section 2.4 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 8 or Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 8 or Article 9; provided, however, that in no event will the Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent, but only to the extent, such Liability is accrued or reserved for on the Closing Balance Sheet and taken into account in determining the Final Closing Net Working Capital as finally determined pursuant to this Section 2.4.  Any payment made pursuant to this Section 2.4 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price.  The payment pursuant to Section 2.4(f) will be applied as an adjustment to the Initial Purchase Price.  The Initial Purchase Price as so adjusted is referred to in this Agreement as the “Purchase Price.”
Section 2.5          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Venable LLP, at 10:00 a.m., New York time, on or before October 24, 2017, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such later date as soon as practicable, but in no event later than three Business Days after satisfaction or waiver of such conditions, or at such other time and place as the Purchaser and the Seller may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”  The parties acknowledge and agree that the Closing shall only be effective upon the occurrence of the events described in Section 3.3 of the Closing Letter.
Section 2.6          Closing Deliveries.
(a)          At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:
(i)          certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in form customary for transfer, with all appropriate stock transfer tax stamps affixed, to the extent applicable;
(ii)         the transition services agreement substantially in the form of Exhibit A executed by the Parent (the “Transition Services Agreement”);
(iii)        the indirect staffing agreement substantially in the form of Exhibit C executed by an Affiliate of the Parent (the “Indirect Staffing Agreement”);
(iv)        a certificate in customary form, dated as of the Closing Date, executed by Seller confirming the satisfaction of the conditions specified in Sections 6.1(a), (b) and (e);

(v)         resignations effective as of the Closing Date of each director and corporate officer of each Acquired Company as the Purchaser may have requested in writing at least five (5) Business Days prior to the Closing Date;
(vi)        a receipt for the Initial Purchase Price in customary form;
(vii)       joint release instruction in a form acceptable to Escrow Agent executed by the Seller for delivery to the Escrow Agent in accordance with the Escrow Agreement, directing the Escrow Agent to release the Escrow Funds (as defined in the Escrow Agreement) to the Seller as partial payment of the Initial Purchase Price (the “Escrow Release”);
(viii)      a certificate of good standing (or equivalent) of each Acquired Company certified by the Secretary of State (or equivalent) of the jurisdiction of organization of such Acquired Company and each other jurisdiction where such Authorized Company is authorized to do business, each issued not more than five (5) Business Days prior to the Closing Date;
(ix)         evidence of changes of signatories, with effect as of immediately following the Closing, with respect to the bank account of Volt Canada identified in Section 2.6(a)(ix) of the Seller Disclosure Schedule, provided that the Purchaser has provided written notice of the identity of the new signatories to Seller at least five (5) Business days prior to Closing; and
(x)          the definitive documentation evidencing the Reorganization executed by the parties thereto (the “Reorganization Documentation”); provided that Seller shall be permitted to redact information in the Reorganization Documentation that is prohibited from being disclosed by any contractual, legal or fiduciary obligation.
(b)          At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:
(i)          the Initial Purchase Price (as adjusted pursuant to Section 2.3) less the amount of Escrow Funds (as defined in the Escrow Agreement), by wire transfer of immediately available funds to an account designated at least two (2) Business Days prior to the Closing Date by Seller;
(ii)         the Transition Services Agreement executed by the Purchaser;
(iii)        the Indirect Staffing Agreement executed by the Purchaser;
(iv)        a certificate in customary form, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b); and
(v)         the Escrow Release, executed by the Purchaser.
Section 2.7          Section 338(h)(10) Election.
(a)          Seller agrees to join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax Law) (collectively, the “Section 338(h)(10) Election”) with respect to the sale and purchase of the Shares of VMC under this Agreement.  The Purchaser shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide Seller with properly completed copies of IRS Form 8023 (and any corresponding state or local Tax forms) at least two (2) business days prior to the Closing Date.  Seller agrees to execute and deliver to the Purchaser, on the Closing Date, an IRS Form 8023 and any such other reasonable forms that have been provided by the Purchaser for execution, and to promptly execute such other reasonable forms as may be reasonably requested by the Purchaser thereafter in connection with making or perfecting the Section 338(h)(10) Election.

Seller and the Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Purchaser or Seller in order to timely file the Section 338(h)(10) Election.  With respect to the portion of the Purchase Price paid for the Shares of VMC, Seller shall deliver a draft of the allocation of such portion (and any liabilities properly included therein) among the assets of VMC for U.S. federal income tax purposes within ninety (90) days of the Closing Date, which allocation shall be reasonable and consistent with the applicable Treasury Regulations (the “Allocation Schedule”).  If the Purchaser notifies Seller in writing that the Purchaser objects to one or more items reflected in the Allocation Schedule within thirty (30) days of receipt thereof, Seller and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the receipt by Seller of such notice from the Purchaser, such dispute shall be resolved by the Independent Accounting Firm.  The fees and expenses of such accounting firm shall be borne equally by Seller and the Purchaser.  The Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.
(b)          Seller shall include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law, and Seller shall pay any Taxes, including any federal, state or local liability of VMC for Taxes (including, without limitation, any Taxes imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2)) and any liability for Taxes that passes through to Seller, attributable to the making of the Section 338(h)(10) Election.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser as follows (subject to the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”)):
Section 3.1          Organization and Good Standing.  Each Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by the Acquired Company.  Each Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified or licensed as would not reasonably be likely to have a Material Adverse Effect.  The Seller has made available to the Purchaser accurate and complete copies of each Acquired Company’s certificate of incorporation and bylaws or other applicable charter, constating or organizational documents, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof.
Section 3.2          Authority and Enforceability.  Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which Seller is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller.  Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3          No Conflict.  Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by any of the Companies or Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws or other applicable charter, constating or organizational documents of any Acquired Company, or any resolution adopted by the board of directors or stockholders of any Acquired Company, (ii) any Contract to which any Acquired Companies or Seller is a party, by which any Acquired Company, Seller or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company or Seller is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to any Acquired Company, Seller or any of their respective businesses, properties or assets, in the case of clauses (ii) and (iii), the effect of which would reasonably be expected to have a Material Adverse Effect; or (b) require any Acquired Company or Seller to obtain any Consent or Governmental Authorization of, give any material notice to, or make any material filing or registration with, any Governmental Authority or other Person.
Section 3.4          Capitalization and Ownership.
(a)          The authorized capital stock of VMC consists solely of 200 shares of common stock, no par value, of which 100 shares are issued and outstanding and held by Seller and 100 shares are held in treasury.  The authorized share capital of Volt Canada consists of an unlimited amount of shares of common stock, of which 200 shares are issued and outstanding and held by Seller.  The Shares represent all of the issued and outstanding shares of the capital stock of the Companies.  The Seller is and on the Closing Date will be the sole record holder and absolute (legal and beneficial) owner of all of the Shares, free and clear of all Encumbrances.  Upon the consummation of the Closing, the Purchaser will be the beneficial owner of the entire equity interest in the Companies, free and clear of all Encumbrances.
(b)          The Companies have no Subsidiaries other than VMC BC. VMC BC has an unlimited amount of authorized share capital, of which 200 common shares are issued and outstanding and held by Volt Canada.  No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for VMC BC.  All of the outstanding equity securities and other securities of VMC BC are legally owned of record and beneficially by Volt Canada, free and clear of all Encumbrances.
(c)          Except as set forth in this Section 3.4, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company.

There are no Contracts to which any Acquired Company or the Seller or any Affiliate of any Acquired Company or the Seller is a party or by which any Acquired Company or the Seller or any Affiliate of any Acquired Company or the Seller is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of any Acquired Company.  Each of Volt Canada and VMC BC is a “private issuer” as such term is defined in National Instrument 45-106 respecting prospectus and registration exemptions.  No holder of Indebtedness of any Acquired Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of any Acquired Company.  No holder of Indebtedness of any Acquired Company has any rights to vote for the election of directors of any Acquired Company or to vote on any other matter.
(d)          All of the Shares and the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.  No legend or other reference to any purported Encumbrance appears on any certificate representing the Shares or any equity securities of any Subsidiary.
(e)          There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.
Section 3.5          Financial Statements.
(a)          Seller has made available to Purchaser the following financial statements:
(i)          unaudited balance sheets of the Acquired Companies as of October 31, 2015 and October 31, 2016 (the “Balance Sheet”) and the related unaudited statements of income;
(ii)         unaudited balance sheets of the Acquired Companies as of June 30, 2017 (the “Interim Balance Sheet”) and the related unaudited statement of income for the eight months then ended (collectively with (i) above, the “Financial Statements”); and
(iii)        an unaudited consolidating statement of select balance sheet accounts of the Business and unaudited consolidated income statements of the Business for the fiscal year ended October 31, 2016 and the eight month period ending June 30, 2017 (the “Pro Forma Financial Statements”).
(b)          The Financial Statements are consistent with the books and records of the Acquired Companies and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes).  The Financial Statements fairly present, in all material respects, the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Acquired Companies as of the respective dates and for the periods indicated therein.  No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Financial Statements or the Pro Forma Financial Statements.

(c)          The Pro Forma Financial Statements were prepared by Seller from the internal books and records of Seller and the Parent (which are maintained in accordance with GAAP) in order to fairly present, in all material respects, the financial condition and results of operation of the Business.  Seller has made adjustments to internally reported financial information with respect to the Business, as necessary, in the opinion of Seller, to make the basis of presentation consistent in all material respects between different accounting periods, which adjustments are described in Section 3.5(c) of the Seller Disclosure Schedule.  Additionally, all footnotes and disclosures have been omitted which would otherwise be presented as part of a fully GAAP-compliant presentation of financial statements.
Section 3.6          Books and Records.  All books of account, minute books, stock record books and other records of each Acquired Company have been reasonably maintained and all such books of account, minute books, stock record books and other records of the Acquired Companies will, at the time of the Closing, be in the possession of, or accessible by, the respective Acquired Company.
Section 3.7          Accounts Receivable; Bank Accounts.
(a)          All notes and accounts receivable of the Business reflected on the Pro Forma Financial Statements and the accounting records of the Acquired Companies as of the Closing Date represent or will represent in all material respects valid claims arising from sales actually made or services actually performed.  There is no material contest, claim, defense or right of setoff, other than returns in the ordinary course of business or for which reserves have been established, relating to the amount or validity of such note or account receivable.  As of immediately following the effectiveness of the Closing, all notes and accounts receivable of the Acquired Companies and the Business shall be free of all Encumbrances  (other than those arising or imposed following Closing), including any rights or obligations pursuant to the Receivables Financing Agreement, dated as of June 30, 2015, between inter alia PNC Bank and the Parent.
(b)          Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the names of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, line of credit or other loan facility, or lock box for the collection of accounts receivable.
Section 3.8          No Undisclosed Liabilities.  No Acquired Company has any material liabilities that would be required in accordance with GAAP to be disclosed in the Financial Statements, except for (a) Liabilities accrued or reserved for on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet, (c) Liabilities that have been discharged or paid in full or will be discharged or paid consistent with past practice prior to Closing, and (d) Liabilities arising in connection with this Agreement and the transactions contemplated hereby.
Section 3.9          Absence of Certain Changes and Events.
(a)          Since the date of the Interim Balance Sheet, except in connection with the Reorganization or the Cash Sweep, (i) each Acquired Company has conducted its business only in the ordinary course of business and (ii) there has not been any Material Adverse Effect.
(b)          Without limiting the generality of the foregoing, since the date of the Balance Sheet, except in connection with the Reorganization or the Cash Sweep, there has not been with respect to any Acquired Company any:

(i)          amendment or authorization of any amendment to its articles of incorporation or bylaws or other applicable charter, constating or organizational documents;
(ii)         issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;
(iii)        (A) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness, (B) material loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than in accordance with the Seller’s cash investment policy as described in Section 3.9(b)(iii) of the Seller Disclosure Schedule or (C)  entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates;
(iv)        sale, lease, license, pledge or other disposition of, or Encumbrance on, any of its material properties or assets (other than sales of inventory for fair consideration, other actions taken in the ordinary course of business or in connection with financing arrangements);
(v)         acquisition (A) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (B) of any properties or assets that are material to the Acquired Companies individually or in the aggregate, except purchases of inventory for fair consideration and in the ordinary course of business;
(vi)        damage to, or destruction or loss of, any of its material properties or material assets, whether or not covered by insurance;
(vii)       entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts), in each case other than in the ordinary course of business, which involves a total remaining commitment by or to any Acquired Company of at least $100,000;
(viii)      except as required by Law and except as would not result in Liability to an Acquired Company or Purchaser after the Closing Date, (A) adoption, entry into, or termination or material amendment of any Company Plan or collective bargaining agreement, (B) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer or employee or consultant or other independent contractor, other than in the ordinary course of business, (C) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits or (D) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or awards made thereunder;
(ix)         capital expenditure or other expenditure with respect to property, plant or equipment in excess of $100,000 in the aggregate;
(x)          material change in accounting principles, methods or practices or investment practices, except as required by GAAP or applicable Law;

(xi)         material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;
(xii)        making or rescission of any material Tax election, settlement or compromise of any material Tax Liability or amendment of any Tax Return;
(xiii)       cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to any Acquired Company exceeding $50,000 or otherwise outside the ordinary course of business;
(xiv)       settlement or compromise in connection with any Proceeding involving any Acquired Company; or
(xv)        agreement by any Acquired Company, whether in writing or otherwise, to do any of the foregoing.
Section 3.10          Assets.  On the Closing Date, the Acquired Companies will own or lease (or will have the right to use pursuant to the Transition Services Agreement), and will have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the material properties and assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, used in or necessary to conduct the Business in all material respects as conducted by the Acquired Companies and their Affiliates immediately prior to the Closing.  Such tangible assets are in all material respects in good operating condition and repair, ordinary wear and tear excepted.
Section 3.11          Leased Real Property.
(a)          No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property.
(b)          Section 3.11(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the street address, the date and term of the lease, sublease or other occupancy right, the names of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder of all real property that is leased or otherwise occupied by any Acquired Company (the “Leased Real Property”).  On the Closing Date, the Acquired Companies will hold valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.  The Seller has made available to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property.  With respect to each such lease, no Acquired Company has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease.  The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.
(c)          Since December 31, 2014, no Acquired Company or any other Person has subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and no Acquired Company has received notice, and the Seller has no Knowledge, of any claim of any Person to the contrary.
Section 3.12          Intellectual Property.
(a)          Each Acquired Company owns or otherwise possesses valid and legally enforceable rights to use, or will on the Closing Date own or otherwise possess valid and legally enforceable rights to use all Intellectual Property used by such Acquired Company in the operation of the Business, or used by Seller or Parent or any of their respective Affiliates in the operation of the Business, as of the date hereof and through the Closing Date (the “Company Intellectual Property”).

The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the Businesses of the Acquired Companies as conducted immediately prior to Closing.  The Acquired Companies are or will be the sole owners of all right, title and interest in the Company Intellectual Property that is owned, or will be owned immediately prior to the Closing Date, by any Acquired Company or any Affiliate of an Acquired Company (the “Owned Intellectual Property”), including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation.  Immediately after the Closing, the Acquired Companies will be the sole owners of the Owned Intellectual Property, and will have the right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms and conditions that the Acquired Companies or any Affiliate of an Acquired Company had immediately prior to the Closing.
(b)          With respect to the Owned Intellectual Property, Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and owner, and where applicable, registration number and jurisdiction of registration, application, certification and filing) of all patents and patent applications, registered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).  No Acquired Company has transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is Owned Intellectual Property to any other Person.  Section 3.12(b) of the Seller Disclosure Schedule identifies all material written Contracts under which any Acquired Company or any other Person has licensed or otherwise granted a right to use any of the Owned Intellectual Property to any third party.
(c)          Section 3.12(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material written Contracts pursuant to which any third party has licensed or otherwise granted a right to use any Intellectual Property to any Acquired Company or any of Seller, Parent or their respective Affiliates in connection with the operation of the Business (the “Third Party Intellectual Property”), provided the Seller need not list licenses of Internally Used Shrinkwrap Software.  Except as authorized pursuant to written Contract, no Acquired Company or any of Seller, Parent or their respective Affiliates has granted any sublicense or similar right with respect to any such Third Party Intellectual Property.
(d)          The Owned Intellectual Property is free of all royalty obligations and other Encumbrances (other than Permitted Encumbrances) and is not subject to any Judgments or restrictions on use.  There is no Proceeding or Judgment that prohibits or restricts any Acquired Company from any use of the Company Intellectual Property.
(e)          All patents and registered trademarks, service marks and copyrights included in the Owned Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property.  To the Seller’s Knowledge, no event has occurred or circumstance exists that would by itself render any of the Owned Intellectual Property invalid or unenforceable.  The Acquired Companies have taken steps reasonably necessary to prosecute and maintain registrations in connection with the Owned Intellectual Property, including by payment when due of filing, registration, examination, renewal, maintenance and other fees and annuities and the timely filing of necessary renewals, statements and certifications to avoid lapse, expiration or abandonment.
(f)          To the Seller’s Knowledge, no Person has infringed or misappropriated any of the Company Intellectual Property.  No Acquired Company, or any of Seller, Parent or their respective Affiliates, has commenced any Proceeding against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(g)          To the Seller’s Knowledge, the conduct of the Businesses does not infringe or misappropriate any other Person’s Intellectual Property rights.  No Acquired Company (or any of Seller, Parent or their respective Affiliates in respect of the Business) has received notice of any pending or threatened Proceeding or claim in which any Person alleges that any Acquired Company (or any of Seller, Parent or their respective Affiliates in respect of the Business), the Business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  There are no pending Proceedings between any Acquired Company or any of Seller, Parent or their respective Affiliates in respect of the Business and any other Person relating to the Company Intellectual Property.
(h)          Each Acquired Company or Seller, Parent or applicable Affiliate in connection with the Business has taken commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all trade secrets and confidential business information included in the Company Intellectual Property.  All third parties who have received trade secrets or other material confidential business information of any Acquired Company or related to the Business have entered into written confidentiality agreements with such Acquired Company to protect the secret or confidential status of such information, and to the Seller’s Knowledge no Person has defaulted under or breached any term of any such agreement.  Each Acquired Company has taken commercially reasonable steps to protect the confidentiality of information provided to such Acquired Company by any other Person.  In each case in which any Acquired Company has acquired, directly or through Seller, Parent or applicable Affiliate, any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other Person, such Acquired Company has obtained a valid and enforceable written assignment agreement that transfers all rights, title and interest in that Intellectual Property to the Acquired Company to the extent any such rights did not become the sole property of the Acquired Company by operation of Law.  To the Seller’s Knowledge, none of those current or former employees, consultants, independent contractors or other Persons has violated any of those agreements.  All current or former employees, consultants, independent contractors and other Persons who have contributed to or participated in the creation or development of any of the Company Intellectual Property have waived all moral rights associated with any such Company Intellectual Property, to the extent applicable.
(i)          Each Acquired Company (or Seller, Parent or respective Affiliates in connection with the Business) takes commercially reasonable steps to protect software and data residing on its computer networks or licensed or otherwise distributed to customers from viruses and other disruptive technological means.  To the Seller’s Knowledge, none of the Company Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in a material manner the operation of any software or hardware or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.
(j)          Each of the Acquired Companies’ collection, use, disclosure and retention of personal information has, since December 31, 2014, been conducted in accordance with (i) all applicable Laws relating to data security and data protection that are binding on such Acquired Company, including Laws of the U.S. Federal Trade Commission, the Canadian Personal Information Protection and Electronic Documents and the province of Quebec Act to amend the Act respecting the protection of personal information in the private sector, and (ii) all applicable privacy policies adopted by such Acquired Company. Since December 31, 2014, the Acquired Companies have sent all their commercial electronic messages in connection with the conduct of their business in accordance with all applicable Laws relating to the transmission of commercial electronic messages, including but not limited to the so-called Canada’s anti-spam legislation, including by first obtaining valid consents.

Section 3.13          Contracts.
(a)          Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) is a party, by which any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary or that will be assigned to, and assumed by, any Acquired Company in connection with the Reorganization prior to the Closing (other than any Company Plan), which:
(i)          is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $250,000 per year;
(ii)         is for capital expenditures in excess of $100,000 per item and $200,000 in the aggregate;
(iii)        is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;
(iv)        (A) is a lease or sublease pursuant to which any Acquired Company (or any of its Affiliates, in connection with the Business) leases or subleases any Leased Real Property or (B) is a lease or sublease of personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and a term of less than one year);
(v)         is a license or other Contract under which (A) any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) has licensed or otherwise granted rights in any Company Intellectual Property to any Person or (B) any Person has licensed or sublicensed to any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business), or otherwise authorized any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) to use, any material Third Party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);
(vi)        provides for a loan or advance of any amount to any director or officer of any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business), other than advances for travel and other appropriate business expenses in the ordinary course of business;
(vii)       is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise other than the Companies’ Subsidiaries;
(viii)      contains any covenant limiting the right of any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any products of the Business or any Acquired Company, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of any Acquired Company or the Business to make, sell or distribute any products or services;

(ix)         involves payments of $200,000 or more per year based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company or the Business;
(x)          is a power of attorney granted by or on behalf of any Acquired Company that is material to the Business;
(xi)         is a settlement agreement with respect to any pending or threatened Proceeding entered into within twelve (12) months prior to the date of this Agreement pursuant to which an Acquired Company has existing material obligations, other than agreements entered into with former employees or independent contractors of any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) in the ordinary course of business in connection with the cessation of such employee’s employment or independent contractor’s engagement with or retention by any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) providing for payments that have not exceeded or will not exceed $100,000; or
(xii)        the consequences of a default or termination thereof would reasonably be expected to have a Material Adverse Effect.
(b)          The Seller has made available to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Section 3.13(a) of the Seller Disclosure Schedule.  With respect to each such Contract required to be listed:
(i)          the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(ii)         each Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract (excluding future obligations that have not yet ripened);
(iii)        Neither any Acquired Company (or Seller or Parent or respective Affiliate, in connection with the Business) nor, to the Seller’s Knowledge, any other party to such Contract has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Contract or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under such Contract, in each case or in the aggregate, the effect of which would reasonably be expected to result in material harm to the Acquired Companies or the Business; and

(iv)        the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.
(c)          To the Seller’s Knowledge, no director, agent, employee or consultant or other independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Acquired Companies, (ii) his or her ability to assign to any Acquired Company rights to any invention, improvement, discovery or information relating to the businesses of the Acquired Companies or (iii) the ability of any Acquired Company to conduct its business as currently conducted or as currently proposed to be conducted.
(d)          No Acquired Company is, nor has any Acquired Company at any time within the past three years been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).
Section 3.14          Tax Matters.
(a)          The Acquired Companies, and any consolidated, combined, unitary, affiliated or similar group of which any Acquired Company is a member, have timely filed all material Tax Returns that they were required to file in accordance with applicable Laws (taking into account extensions), and each such Tax Return is accurate and complete in all material respects.  The Acquired Companies and, with respect to Taxes that relate to any consolidated, combined, unitary, affiliated or similar group of which an Acquired Company is a member, such groups, have timely paid all material Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  In the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where any Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
(b)          Since the date of the Balance Sheet, except with respect to the Reorganization, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.
(c)          All Taxes that each Acquired Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected and timely paid or remitted to the proper Governmental Authority if and when due.
(d)          No federal, state, provincial, local or foreign audits or other Proceedings are pending or being conducted, nor has any Acquired Company received any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company, with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company.  No Acquired Company has received written notice from a Governmental Authority that a Tax assessment or deficiency is pending or contemplated for any period for which the period of limitations remains open other than those assessments or deficiencies listed on Schedule 3.14(d) of the Disclosure Schedules.  No Acquired Company has granted any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency, in each case, reflecting the income of an Acquired Company.

(e)          All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled.
(f)          VMC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Income Tax under Section 6662 of the Code.
(g)          No Acquired Company is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state, provincial or local Law) (other than Parent or any of its Subsidiaries), and no Acquired Company has any Liability for Taxes of any other Person (other than Parent or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state, provincial or local Law), as a transferee or successor, by Contract (other than a Contract not primarily related to Taxes) or otherwise.
(h)          VMC is not (i) a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) the owner of a single member limited liability company which is treated as a disregarded entity; (iii) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); or (v) a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(i)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(j)          VMC has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(k)          No Acquired Company is, or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(l)          There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items that may be allocable to VMC under Treasury Regulations Section 1.1502-21 upon its departure from the Parent consolidated tax group under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, provincial or local Law).
(m)          No member of the Seller Group will be required to make an adjustment to any Tax attribute of, or the basis of any asset of, such member under Section 1.1502-36(d) of the Treasury Regulations as a result of the transactions contemplated by this Agreement.
(n)          There are no Encumbrances upon any properties or assets of any Acquired Company arising from any failure or alleged failure to pay any Tax other than Permitted Encumbrances.
(o)          None of the Acquired Companies have, either directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length as that term is understood for purposes of the Tax Act (Canada) in the case of VMC BC and Volt Canada and as that term is understood for purposes of the Code (in the case of VMC) for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(p)          There are no circumstances that exist and would result or that have existed and resulted in sections 80 to 80.04 of the Tax Act (Canada) or any similar provincial or territorial provisions applying to Volt Canada and VMC BC.
(q)          Neither Volt Canada nor VMC BC has claimed, nor will it claim, any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n) of the Tax Act (Canada)  or any similar provincial or territorial provision, if any such amount could be included in the income of Volt Canada or VMC BC for any period ending after the Closing Date.
(r)          Neither Volt Canada nor VMC BC has ever made an election for deferral of Taxes in circumstances where the amount elected as the transferor’s proceeds of disposition and the acquiror’s cost of disposition for purposes of federal Tax is different from the amount elected for purposes of provincial or territorial Tax.
(s)          At no time in the last 60-month period was more than 50% of the fair market value of the shares of each of Volt Canada and VMC BC derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interest in, or civil Law rights in, any of the foregoing types of property, whether or not the property exists (at each such term is interpreted for the purposes of the definition of “taxable Canadian property” in the Tax Act (Canada)).
(t)          All MMTCs of Volt Canada and VMC BC and all refunds of MMTCs received by Volt Canada and/or VMC BC in any financial year, were claimed and prepared in good faith in accordance with past practice respecting the guidelines and prescriptions of the Tax Act (Canada) and the corresponding provincial legislation.
Section 3.15          Employee Benefit Matters.
(a)          Section 3.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Company Plan.
(b)          With respect to each Company Plan, the Seller has made available to the Purchaser an accurate and complete copy of (i) all written material that sets forth the terms of the Company Plan in place since December 31, 2013, including plan documents, plan amendments, any related trusts, and summary plan descriptions, (ii) the Form 5500 with respect to any Company Plan of VMC filed in each of the most recent three plan years, including all schedules thereto, (iii) with respect to any Company Plan of VMC that meets or is intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter issued by the IRS for each such Qualified Plan in place since December 31, 2013, and (iv) with respect to any Company Plan that is a “registered pension plan” as defined under subsection 248(1) of the Tax Act (Canada), confirmation of registration from the Canada Revenue Agency for each such Company Plan.
(c)          Neither VMC nor any ERISA Affiliate has ever established, maintained or contributed to, or had within the past six calendar years an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, or (iii) a Company Plan that is an “employee welfare plan” described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

Neither VMC BC nor Volt Canada has ever established, maintained or contributed to, or had within the past six calendar years an obligation to maintain or contribute to, any (i) multi-employer pension plan as defined under Canadian pension standards legislation or (ii) pension plan that contains a “defined benefit provision” as such term is defined under subsection 147.1(1) of the Tax Act (Canada).  Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, VMC does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
(d)          Since December 31, 2014, each Company Plan is and has been maintained, funded, operated and administered, in all material respects, in accordance with the terms of such Company Plan and is in material compliance with all applicable Laws, including ERISA, the Code, applicable Canadian pension standards legislation and the Tax Act (Canada).  Except as would not reasonably be expected to result in material Liability to an Acquired Company, each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is in good faith compliance with applicable guidance under Section 409A of the Code in form and operation.  No Company Plan is a salary deferral arrangement, as such term is defined under subsection 248(1) of the Tax Act (Canada).  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet.
(e)          No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan since December 31, 2014.   Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Seller’s Knowledge, is threatened, which could reasonably be expected to result in any material Liability of any Acquired Company to the United States Department of Labor, the IRS, the Canada Revenue Agency, Revenu Quebec, any Canadian pension standards regulator or any other Person.
(f)          Each Qualified Plan of VMC has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and, to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or of any other Company Plan under Canadian applicable Laws.
(g)          The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not (A) cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan, (B) entitle any Business Employee to severance pay or any increase in severance pay, or (C) result in any payments that could be nondeductible by reason of Section 280G of the Code.  VMC will not be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual pursuant to any Company Plan.
Section 3.16          Employment and Labor Matters.
(a)          Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for (x) any Acquired Company or (y) for Seller or Parent or an Affiliate thereof in connection with the Business, including, in each case, each employee on leave of absence or layoff status, and sets forth for each such individual the following: (i) position, (ii) date of hire or engagement, (iii) current annual base compensation rate, (iv) accrued but unused sick leave for non-contingent employees and (v) accrued vacation leave or paid time off for non-contingent employees.

(b)          No Acquired Company (and, with respect to any Business Employee, neither Parent nor Seller) is, or in the last three years has been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, labor organization, certified association, works council or representative of any employee group, nor is any such Contract being negotiated by any Acquired Company.
(c)          There are no pending or, to Seller’s Knowledge, threatened union organizing activities involving the Business Employees.  There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Seller’s Knowledge, threatened, with respect to the Business Employees.
(d)          Each Acquired Company (and each of Seller or Parent or an Affiliate thereof in connection with the Business Employees) has, since December 31, 2014, complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, employee termination, occupational safety, plant closings and changes in operations.  To the Seller’s Knowledge, the current employees working in Canada and all former employees of each Acquired Company who worked in Canada and whose employment was terminated, voluntarily or involuntarily, within the past three (3) years, were legally authorized to work in Canada and in the province in which they performed services.
(e)          Except as would not reasonably be expected to result in material Liability to any Acquired Company, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting any Acquired Company or the Business relating to the alleged violation by any Acquired Company of any Law pertaining to labor relations or employment matters.  No Acquired Company is engaged in any unfair labor practice that would reasonably be expected to result in material Liability to any Acquired Company, nor has there has been, since December 31, 2014, any charge or complaint of unfair labor practice, prohibited practice, wrongful dismissal, constructive dismissal, dismissal not made for good and sufficient cause or monetary complaint filed or, to the Seller’s Knowledge, threatened against any Acquired Company before the National Labor Relations Board, Commission des normes, de l’équité, de la santé et de la sécurité du travail (Quebec), the Tribunal administratif du travail (Quebec), the Commission des droits de la personne et des droits de la jeunesse (Quebec), the Labour Relations Code (British Columbia) or any other Governmental Authority.  To the Seller’s Knowledge, there has been no complaint, claim or charge of discrimination filed against any Acquired Company with the Equal Employment Opportunity Commission, the Commission des normes, de l’équité, de la santé et de la sécurité du travail (Quebec), the Human Rights Tribunal (British Columbia) or any other Governmental Authority responsible for prevention of unlawful employment practices.
(f)          Since December 31, 2014, other than the Reorganization, VMC has not implemented any plant closing, collective dismissal or mass layoff of employees that resulted in Liability under the Worker Adjustment and Retraining Notification Act of 1988, application of the provisions of the Labour Standards Act (Quebec) with respect to collective dismissals, the Labour Relations Code (British Columbia) or similar foreign, state, provincial or local Law.  Section 3.16(f) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Acquired Companies who have been terminated involuntarily or laid off, or whose hours of work have been reduced by more than 50% by any Acquired Company, in the six months prior to the date of this Agreement.

(g)          Each consultant of the Acquired Companies qualifies as an independent contractor in relation to the Acquired Companies for purposes of all provisions of Canadian applicable Law, including those relating to Taxes, insurance and Company Plans.
(h)          VMC BC and Volt Canada have at all times since December 31, 2014 maintained proper worker’s compensation coverage with the Commission des normes, de l’équité, de la santé et de la sécurité du travail (Quebec) for all of their employees and independent contractors working or performing services in Quebec, if applicable, and have made available to the Purchaser copies of all such current policies, notices, letters, correspondences and decisions, including, without limitation, decisions and notices with respect to VMC BC and Volt Canada’s contribution rate to the Commission des normes, de l’équité, de la santé et de la sécurité du travail (Quebec) and a listing of any claims in that respect.  To the Seller’s Knowledge, VMC BC and Volt Canada have at all times since December 31, 2014 utilized proper risk classification codes and descriptions in accordance with all applicable workers’ compensation Laws.  To the Seller’s Knowledge, there have been no losses since December 31, 2014 due to claims made under the provisions of the Act Respecting Industrial Accidents and Occupational Diseases (Quebec) and the Act Respecting Occupational Health and Safety (Quebec).
(i)          VMC BC and Volt Canada are registered with WorksafeBC with respect to all of their employees and independent contractors performing services in British Columbia, Canada, are up to date with respect to filing their payroll reports (which include payments made to any such employees or independent contractors) with WorksafeBC, and do not have a balance owing to WorksafeBC for unpaid premiums.  There have been no (i) administrative penalties or warning letters or (ii) variances or orders outside of the ordinary course issued to VMC BC or Volt Canada by WorksafeBC since December 31, 2014.  All assessments which are due or overdue and payable under the Workers Compensation Act (British Columbia) in relation to VMC BC or Volt Canada have been paid and there are no outstanding assessments which are due or overdue and payable but unpaid.  No events have occurred with respect to VMC BC or Volt Canada which, to the Seller’s Knowledge, are reasonably likely to result in any significant increase in any workers’ compensation board assessment payable by the Company.
Section 3.17          Environmental, Health and Safety Matters.  The Acquired Companies are in compliance in all material respects with (a) all Environmental Laws applicable to the conduct of their business as presently conducted and (b) all Governmental Authorizations required of the Acquired Companies under Environmental Laws to conduct their business as presently conducted.  No Acquired Company nor Seller or Parent has received any written notice stating that the conduct of the Business or the condition of any of the Leased Real Property is in material violation of any Environmental Law.  No Proceeding is pending or, to the Seller’s Knowledge, threatened against any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business) that alleges a material violation of any applicable Environmental Laws.
Section 3.18          Compliance with Laws, Judgments and Governmental Authorizations.
(a)          Without limiting the scope of any other representation in this Agreement, each Acquired Company is in compliance and has, since December 31, 2014, complied with all Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of the Business or the ownership or use of any of its properties or assets.  No Acquired Company (or of Seller or Parent or an Affiliate thereof in connection with the Business) has received at any time since December 31, 2014 any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of any Acquired Company (or of Seller or Parent or an Affiliate thereof in connection with the Business) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)          Section 3.18(b) of the Seller Disclosure Schedule sets forth a list of all material Governmental Authorizations held by any Acquired Company (or by Seller or Parent or an Affiliate thereof in connection with the Business) or that otherwise relates to the Business, or any of the assets owned or used by, any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business), all of which are valid and in full force and effect.  Such Governmental Authorizations collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies (or Seller or Parent or an Affiliate thereof in connection with the Business) to conduct the Business lawfully in all material respects in the manner in which they currently conduct such Business and to own and use their assets in all material respects in the manner in which they currently own and use such assets, and on the Closing Date, will be held by the Acquired Companies so as to permit the Acquired Companies to conduct in all material respects the Business lawfully in the manner in which such Business was conducted immediately prior to Closing and to own and use their assets in the conduct of such Business.
(c)          Section 3.18(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Judgments to which any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business), or any of the properties or assets owned or used by any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business), is or has been subject and which are currently binding on the Acquired Companies.  To the Seller’s Knowledge, no director, officer, employee or agent of any Acquired Company or of Seller or Parent or an Affiliate thereof in connection with the Business, is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.
(d)          Notwithstanding anything to the contrary contained in this Section 3.18, no representation or warranty shall be deemed to be made in this Section 3.18 in respect of tax matters, employee benefits matters, employment and labor matters and environmental matters (which are covered solely by Sections 3.14, 3.15, 3.16 or 3.17, respectively).
Section 3.19          Legal Proceedings.  Section 3.19 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business) or their respective assets or business in connection with the Business, other than Proceedings that, if determined adversely to such Acquired Company (or Seller or Parent or such Affiliate), would not reasonably be material to the Business, (b) to the Seller’s Knowledge, by or against any of the directors or officers of any Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business) in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Seller’s Knowledge, no other such Proceeding has been threatened.  The Seller has made available to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings are not, based on Seller’s Knowledge as of the date hereof, reasonably expected to, in the aggregate, have a Material Adverse Effect.
Section 3.20          Customers.  Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers of the Business, determined on the basis of revenue per customer for the 20-month period ended June 30, 2017, and the aggregate revenue received from each of said clients during such 20-month period.

To the Seller’s Knowledge, none of such clients, during the last twelve (12) months, has provided notice of intent to cancel or otherwise terminate its relationship with the Acquired Company (or any of Seller or Parent or an Affiliate thereof in connection with the Business) nor has any of such clients, during the last twelve (12) months, materially decreased or, to the Seller’s Knowledge, threatened to materially decrease its purchases of any of the products or services of the Business (other than change orders and/or renewals to existing Contracts in the ordinary course of business consistent with past practice).
Section 3.21          Insurance.
(a)          Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies under which any Acquired Company has been the beneficiary of coverage at any time since November 1, 2014 (other than, in each case, any Company Plan) (the “Insurance Policies”).  All premiums due and payable under the Insurance Policies currently in effect have been paid (subject to any applicable grace periods) and each Acquired Company is otherwise in compliance in all material respects with the terms thereof.  The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy.  As of immediately following the Closing, the Acquired Companies shall not be covered by the Insurance Policies for any claims arising at or following the Closing.
(b)          Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all outstanding claims asserted by any Acquired Company pursuant to any such Insurance Policy within the past three years, and describes the nature and status of such claims. No Acquired Company has, during the three years preceding the date hereof, failed to give in a timely manner any notice of any material claim that was insured under any Insurance Policies and there are no outstanding claims made during the three years preceding the date hereof which have been denied or disputed by the insurer.
(c)          Except for Liabilities covered by the Self-Insurance Programs, Seller or Parent on behalf of the Acquired Companies, maintains, and at all times during the past three years has maintained certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as are customary for businesses operating in the Acquired Companies’ industry.  Except as set forth in Section 3.21(c) of the Seller Disclosure Schedule (such listed programs the “Self-Insurance Programs”), no Acquired Company has, during the three years preceding the date hereof, maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
Section 3.22          Related Party Transactions.
(a)          Section 3.22(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any Acquired Company, on the one hand, and any other Acquired Company or any Affiliate of any Acquired Company on the other hand, is or has been a party or otherwise bound or affected, in each case, that are currently pending or in effect (other than any such Contracts, transfers or other commitments or transactions that will be fully satisfied and terminated at or prior to Closing).
(b)          Neither the Seller nor any director, officer or employee of any Acquired Company, or Affiliate of the Seller or such director, officer or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to any Acquired Company’s business, (B) any Person that has had business dealings or a financial interest in any transaction with any Acquired Company or (C) any Person that is a supplier, customer or competitor of any Acquired Company except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since December 31, 2014 business dealings or a financial interest in any transaction with any Acquired Company, other than, in the case of employees of any Acquired Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Acquired Company.

Section 3.23          No Guarantees.  None of the Liabilities of any Acquired Company is guaranteed by or subject to a similar contingent obligation of any other Person.  No Acquired Company has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person, which guarantee or similar obligation is currently in effect.  There are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company or any Affiliate of any Acquired Company in connection with or relating to the Business or the properties or assets of any Acquired Company or otherwise related to the Business.
Section 3.24          Brokers or Finders.  None of the Seller, Parent nor any Acquired Company, nor any Person acting on behalf of the Seller, Parent or Acquired Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 3.25          Competition Act. The aggregate value of the Acquired Companies’ assets in Canada, and the annual gross revenues from sales in or from Canada generated from the Acquired Companies’ assets in Canada, all determined in accordance with Part IX of the Competition Act and the regulations thereunder, do not exceed $88 million.
Section 3.26          Investment Canada Act.  Volt Canada and VMC BC do not carry on any cultural business as defined in Section 14.1 of the Investment Canada Act.
Section 3.27          No Other Representations.  Seller acknowledges that Purchaser has not made any representation or warranty, express or implied, other than the representations and warranties contained in Article 4. Seller further acknowledges that Seller is not relying on any representation or warranty of any Person except for those expressly set forth in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as follows (subject to the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”)):
Section 4.1          Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 4.2          Authority and Enforceability.  The Purchaser has all requisite corporate power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.

This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.3          No Conflict.  Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets, in the case of clauses (ii) and (iii), the effect of which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except where the failure to obtain any such Consent, to give any such notice or to make any such filing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement.
Section 4.4          Legal Proceedings.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 4.5          Investment Intent.  Purchaser is aware that the Shares are not registered under the Securities Act.  Purchaser is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder.  The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
Section 4.6          Brokers or Finders.  Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
Section 4.7          Placing Agreement.  Purchaser has delivered to Seller a true, complete and correct copy of the executed Placing Agreement.  The Placing Agreement is legal, valid, binding, enforceable and in full force and effect.  Purchaser is not aware of any fact, matter or circumstance which will, or may reasonably be expected to, result in (a) any condition to the Placing Agreement not being satisfied or waived or (b) the transactions contemplated by the Placing Agreement not being completed in a timely manner.  At the closing of the transactions contemplated by the Placing Agreement, Purchaser shall have funds sufficient to fund Purchaser’s obligations at the Closing, including the payment of the Initial Purchase Price.

Section 4.8          No Other Representations.  Purchaser acknowledges that Seller has not made any representation or warranty, express or implied, other than the representations and warranties contained in Article 3. Without limiting the generality of the foregoing, Purchaser acknowledges that, except to the extent expressly set forth in Article 3, Seller is not making any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the assets and properties of the Companies. Purchaser further acknowledges that Purchaser is not relying on any representation or warranty of any Person except for those expressly set forth in Article 3.
ARTICLE 5
COVENANTS
Section 5.1          Access and Investigation.
(a)          From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, and upon reasonable advance notice from the Purchaser and in such manner as will not unreasonably interfere with the conduct of the Business, the Seller will, and will cause each Acquired Company to, allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives (“Representatives”) reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to any Acquired Company as the Purchaser may reasonably request, subject to applicable Laws.  In addition, from the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, the Seller will cause the Acquired Companies’ accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Acquired Companies as reasonably requested.
(b)          From the Closing Date until the sixth (6th) anniversary of the Closing Date, Purchaser shall (i) retain the books and records of the Acquired Companies relating to the periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies and (ii) upon reasonable advance notice from the Seller and in such manner as will not unreasonably interfere with the conduct of the Business, the Purchaser will, and will cause each Acquired Company to, allow the Seller and its Representatives reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to any Acquired Company as the Seller may reasonably request in order to prepare financial statements and/or conduct an audit of the financial statements of Seller and its Affiliates, subject to applicable Laws.  In addition, from the Closing Date until the sixth (6th) anniversary of the Closing Date, Purchaser will cause the Acquired Companies’ personnel and accountants to reasonably cooperate with the Seller and its Representatives in making available the financial information of the Acquired Companies as reasonably requested by the Seller and its Representatives in order for Seller to conduct an audit of the financial statements of Seller and its Affiliates.
Section 5.2          Operation of the Businesses of the Acquired Companies.
(a)          Affirmative Covenants.  From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, except as expressly consented to by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) in writing or as contemplated by the Reorganization or the Cash Sweep, the Seller will cause each Acquired Company (and each of Seller or Parent or an Affiliate thereof in connection with the Business) to conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization and relationships with employees, customers, strategic partners, landlords and suppliers.

(b)          Negative Covenants.  From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) in writing, as contemplated by the Reorganization, the Cash Sweep or as set forth on Section 5.2(b) of the Seller Disclosure Schedule, the Seller will cause the Acquired Companies (and, with respect to items (iii)-(viii), each of Seller and Parent and any Affiliate thereof in connection with the Business) not to:
(i)          split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;
(ii)         purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any options, warrants or other rights to acquire any such shares or securities;
(iii)        enter into, assume or become subject to any material Contract that would have been required to be listed on Section 3.13(a) of the Seller Disclosure Schedule, other than in the ordinary course of business, consistent with past practice;
(iv)        except in the ordinary course of business, amend, waive any material right under, cancel or terminate any Contract required to be listed on Section 3.13(a) of the Seller Disclosure Schedule;
(v)         grant (or commit to grant) any material increase in the compensation (including incentive or bonus compensation) of any Business Employee, except in the ordinary course of business consistent with past practice;
(vi)        institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any Business Employee, except in the ordinary course of business, consistent with past practice and where such institution, adoption or amendment would not result in a material increase in Liability to an Acquired Company or Purchaser after the Closing Date;
(vii)       take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.9 (except that, notwithstanding anything to the contrary herein, nothing herein shall prohibit any Acquired Company from distributing or dividending cash (the “Cash Sweep”) upstream to Seller); or
(viii)      agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.3          Consents and Filings; Reasonable Efforts.  Each of the Seller and the Purchaser will, and the Seller will cause each Acquired Company to, use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including causing each condition within its power to be satisfied) and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities listed in Section 6.1(c) of the Seller Disclosure Schedule, and to obtain all other Consents from, and give all other notices to, all other non-Governmental Authorities listed in Section 6.1(c) of the Seller Disclosure Schedule.

Section 5.4          Notification. From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing, each of the Seller and the Purchaser will give prompt notice to the other party of (a) the occurrence of a Material Adverse Effect and (b) the failure of, or the existence of any event known to such party that would reasonably be expected to result in the failure of, any condition precedent to such other party’s obligations under this Agreement.  No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9.
Section 5.5          No Negotiation. Until the Closing, the Seller will not, and will cause the Acquired Companies and their respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations, in each case, relating to any business combination transaction involving any Acquired Company or any other transaction to acquire all or any material part of the business, properties or assets of any Acquired Company or any amount of the capital stock of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser.  The Seller will (i) immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (other than with the Purchaser) with respect to the foregoing, (ii) immediately cease providing non-public information and terminate any access of the type referenced in clause (c) above and (iii) promptly exercise such rights as it may have under the confidentiality agreements to which it is a party in connection with such negotiations, discussions and communications to secure the return or destruction of such non-public information.  If any Acquired Company, Parent, Seller or any of their respective Affiliates, directors, officers, stockholders, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.5, the Seller will promptly suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests.
Section 5.6          Confidentiality.
(a)          The parties agree to continue to abide by paragraph 11, Confidentiality of that certain Heads of Terms between Parent and KWS, dated as of July 24, 2017 (“Head of Terms”).  Beginning on the date of this Agreement, neither the Seller nor any of its Affiliates will waive any right under any other nondisclosure agreement previously entered into by the Parent or the Seller and any other Person with respect to the evaluation of the sale of the Acquired Companies without the prior written consent of the Purchaser.
(b)          From and after the Closing, Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
(c)          Effective upon the Closing, the Seller hereby assigns to the Purchaser all of its rights under each confidentiality agreement (other than the Head of Terms) to which the Seller is a party to the extent that such rights pertain exclusively to the business or operations of any Acquired Company.  The Seller, upon the reasonable request of the Purchaser from time to time, will use its commercially reasonable efforts to assist the Purchaser in enforcing the provisions of any such confidentiality agreement.

Section 5.7          Public Announcements.  The initial press release of Parent and the Seller with respect to the transactions contemplated by this Agreement is set forth on Exhibit D-1 hereto, and the initial press release of KWS and the Purchaser with respect to the transactions contemplated by this Agreement is set forth on Exhibit D-2 hereto. Unless otherwise required by applicable Law, judicial process, administrative process or listing requirement, no party to this Agreement shall make any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication. For the avoidance of doubt and notwithstanding anything to the contrary, each of the Purchaser and the Seller and their respective Affiliates shall be permitted to (a) discuss the subject matter hereof and respond to questions with respect thereto on earnings release calls, make such filings with the Securities and Exchange Commission with respect to the subject matter hereof, and make or authorize an announcement, in each case, as they reasonably believe to be necessary or appropriate, if such discussion, filing or announcement is required by Law (including the AIM Rules) or any securities exchange or Governmental Authority (whether or not such requirement has the force of Law) and (b) make subsequent announcements and filings with respect to the subject matter hereof consistent with information previously disclosed in accordance with this Section 5.7.
Section 5.8          Reorganization.  Prior to or substantially concurrently with the Closing, Seller shall cause the Reorganization to be effected in accordance with Law.  The Purchaser shall have the opportunity to review and comment on all documentation necessary to consummate the Reorganization, and Seller shall reasonably consider any such comments provided by Purchaser.
Section 5.9          Refunds and Remittances; Inquiries.
(a)          If the Seller (or any of its Affiliates), on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement or the Reorganization Documentation, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.
(b)          After the Closing, the Seller will use commercially reasonable efforts to promptly notify the Purchaser of each inquiry that they or any of their Affiliates receives relating to the Business from an existing customer of the Business or any other Person that expressly states its desire to explore a commercial relationship with the Business.
Section 5.10          Top Customers.  Upon request by Purchaser, Seller will use commercially reasonable efforts to arrange and coordinate conference calls at mutually agreeable times with each of the top five customers set forth in Section 3.20 of the Seller Disclosure Schedule (“Top Customers”). Such calls shall be used to introduce Purchaser and to inform such Top Customer of the transaction contemplated hereunder.

Section 5.11          Non-Competition; Non-Solicit.
(a)          From and after the Closing and until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), neither Seller nor Parent shall, and both shall cause their respective Subsidiaries not to, directly or indirectly, (i) engage or invest in any business in competition with the Business (the “Restricted Business”) in the jurisdictions in which the Business operated during the three (3) year period prior to the execution hereof (the “Restricted Territory”), (ii) have any interest in any Person that engages, directly or indirectly, in the Restricted Business in the Restricted Territory, as a partner, shareholder, member, employee, principal, agent, or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Company and customers or suppliers of any such Acquired Company; provided, however, that such restriction shall not prohibit the provision of consulting and technical services to clients that are not Specified Business Clients or general staffing services (including managed or embedded staffing services), in areas of such client’s operations that do not involve video game development and publishing or the services of video game development and publishing.  Notwithstanding the foregoing, this Section 5.11(a) shall not prohibit Seller, Parent or any of their respective Subsidiaries from (i) investing in or holding up to five percent (5%) of the outstanding equity of any Person that is engaged in competition with the Restricted Business so long as Seller is not a controlling person of, or a member of a group which controls, such Person or (ii) conducting continued or new business in any area other than the Restricted Business through Seller, Parent or any of their respective Subsidiaries. For the avoidance of doubt, the execution, delivery and performance of the Transition Services Agreement and the Indirect Staffing Agreement in accordance with their terms shall not be a violation of this Section 5.11.
(b)          During the Restricted Period, Seller and Parent shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Purchaser or any Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, that the foregoing shall not apply to or prohibit (i) the hiring of individuals whose employment with such Acquired Company was terminated by such Acquired Company, (ii) the hiring of individuals whose employment with an Acquired Company was voluntarily terminated by such individual, provided that six (6) months have passed since the date that such employment was terminated, and (iii) the solicitation and hiring of individuals by Seller or any of its Affiliates through ads in newspapers, trade periodicals, online sites relating to employment matters or any other similar solicitation not specifically directed toward any employee of the Purchaser or any Acquired Company (or other solicitations directed at the public, or segments of the public, in general).
(c)          During the Restricted Period, Seller and Parent shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients of any Acquired Company or the Business (“Business Clients”) for purposes of diverting their business or services from such Acquired Company; provided, that the restrictions in this clause (c) shall not prohibit the ordinary course solicitation of any of the foregoing for purposes of a business that is not a Restricted Business, so long as such solicitation is not designed or intended to interfere with the Restricted Business.
(d)          Seller acknowledges that the restrictions contained in this Section 5.11 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.11 should be adjudicated during the term thereof to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall thereupon be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law that do not exceed the stated terms of such covenant contained herein. The covenants contained in this Section 5.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not, in and of itself, invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.12          Seller Release.  Effective as of, and conditioned upon the occurrence of, the Closing, the Seller hereby releases and discharges the Acquired Companies and their respective directors, managers, members, officers, partners, shareholders, equity holders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all obligations (including indemnification obligations) and Proceedings, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Liability, whether such obligations, Proceeding or Liability arise in tort, contract or statute, including obligations, Proceedings or Liability (“Claims”) (a) arising under the organizational or constating documents of the Acquired Companies or any Laws, and (b) relating to actions or omissions of any Released Party, including those committed while serving in their capacity as directors, officers, managers, members, partners, shareholders, equity holders, employees, agents, consultants, attorneys, representatives or similar capacities, and including in each case any and all Proceedings that the Seller does not know or suspect to exist in the Seller’s favor as of the date of this Agreement; provided, that notwithstanding the foregoing, the foregoing shall not waive, release or discharge Claims of Seller to enforce the terms of this Agreement, any Ancillary Agreement the Reorganization Documents or any agreement set forth on Section 5.12 of the Seller Disclosure Schedule.
Section 5.13          Specified Name.  As soon as reasonably practicable (and in no event later than 60 days) following the Closing Date, Purchaser (i) shall cease to use, and shall cause each of the Acquired Companies (including, without limitation, Volt Canada) to cease to use, any names, trade names, trademarks or service marks containing the word “Volt” or any translations or derivatives thereof (the foregoing collectively, the “Specified Name”), in each case, in any manner anywhere in the world at any time after such initial cessation of use, and (ii) shall take all necessary action to change the name of each Acquired Company containing the Specified Name so that each such Acquired Company’s name thereafter bears no resemblance to the Specified Name and shall file, or cause to be filed, such documents as are necessary to reflect each such name change in each jurisdiction in which any applicable Acquired Company is organized or qualified to do business. Purchaser shall promptly notify Seller of each such name change effected in accordance with clause (ii) of the immediately preceding sentence and the successor name chosen by Purchaser in connection with each name change so effected.
Section 5.14          Financing.
(a)          KWS shall use its reasonable best efforts to arrange sufficient financing to allow Purchaser to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement (the “Financing”) as soon as practicable on the terms and conditions described in the Placing Agreement, including KWS using its reasonable best efforts to (i) negotiate any definitive Contracts or make any other arrangements with respect to the Financing as contemplated in the Placing Agreement and (ii) satisfy and comply with, on a timely basis, all terms, conditions, warranties, covenants, agreements and obligations applicable to KWS or its directors in the Placing Agreement that are within KWS’s control.  In the event that all conditions applicable to the Financing have been satisfied, KWS shall use its reasonable best efforts to cause the Admission to become effective as soon as practicable in accordance with the AIM Rules, including by submitting the required application form at least three (3) Business Days before the expected date of Admission and supplying all such information, giving all such undertakings, paying all such fees and executing all such deeds and documents as may be required to enable the Admission to occur, to enable the admission of the Placing Shares as participating securities within CREST and to comply with the requirements of the London Stock Exchange, the AIM Rules or any applicable law or regulation for the purpose of or in connection with the Admission.

(b)          KWS shall not, without the prior consent of Seller, agree to any amendments or modifications to, or grant any waivers of, any term, condition, covenant, agreement, provision or obligation contained in the Placing Agreement which would (i) reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid in respect of the Financing) below an amount required for KWS and Purchaser to consummate the transactions contemplated by this Agreement, (ii) imposes new or additional conditions or any contingencies or otherwise expands upon, amends, supplements or otherwise modifies any of the conditions set forth in the Placing Agreement that could (A) prevent, impede or delay the Closing Date, (B) prevent, impede or delay the consummation of the Financing or the satisfaction of the conditions to the Financing by the Closing Date or (C) make the consummation of the Financing less likely to occur, (iii) adversely impact the ability of KWS to enforce or cause the enforcement of its rights under the Placing Agreement or (iv) impose additional obligations on KWS or its Subsidiaries prior to the Closing Date which are not already in effect.
(c)          If the Placing Agreement is terminated (other than as a result of an event the occurrence of which permits Purchaser to terminate this Agreement pursuant to Section 7.1), Purchaser shall use its commercially reasonable best efforts to arrange to obtain, as promptly as practicable, alternative financing in an amount required for KWS and Purchaser to consummate the transactions contemplated by this Agreement on terms, taken as a whole, that are not more onerous to KWS and Purchaser than those set forth in the Placing Agreement.  If and to the extent that the Financing is replaced by such alternative financing, Purchaser shall deliver to Seller true and complete copies of all definitive agreements with respect to such alternative financing, and the terms “Financing” and “Placing Agreement” shall each be deemed to be modified, mutatis mutandis, to refer to such alternative financing and any definitive agreements with respect thereto.
Section 5.15          Further Assurances.  Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon reasonable request to each other such further information, books and records, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all at the cost of the requesting party and as the requesting party may reasonably request, for the purpose of carrying out the intent of this Agreement, the rights of the parties hereunder and the transactions contemplated by this Agreement.
Section 5.16          Insurance Matters.  Purchaser acknowledges and agrees that, from and after the Closing, where applicable, (i) Seller or its Affiliates will terminate coverage of the Acquired Companies under any and all insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by Seller or any of its Affiliates (other than the Acquired Companies) (collectively, “Seller’s Insurance Policies”), (ii) none of the Acquired Companies or the Business will be covered under Seller’s Insurance Policies for any actions, omissions or events occurring after the Closing, (iii) Purchaser shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to the Acquired Companies and the Business and (iv) Seller and its Affiliates (other than the Acquired Companies) shall retain all right, title and interest in and to Seller’s Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 6.1          Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(a)          Accuracy of Representations and Warranties.  (i) The representations and warranties of (A) the Seller set forth in Section 3.2 (Authority and Enforceability) and Section 3.4 (Capitalization and Ownership) and (B) the Parent set forth in Section 10.17(b)(i) (Authority and Enforceability) shall be true and correct in all respects (other than de minimis failures to be true and correct) as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), (ii) the representation and warranty of the Seller set forth in Section 3.9(a)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (iii) all other representations and warranties of the Seller and Parent set forth in Article 3 and Section 10.17(b), as applicable, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), (x) to the extent such representations and warranties are qualified as to “materiality” or “Material Adverse Effect”, in all respects and (y) to the extent such representations and warranties are not qualified as to “materiality” or “Material Adverse Effect”, in all material respects;
(b)          Performance of Covenants.  All of the covenants and obligations that the Seller or Parent are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)          Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Seller Disclosure Schedule must have been obtained and must be in full force and effect;
(d)          No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced any Proceeding, that in any case would reasonably be expected to (i) prevent, make illegal or restrain the consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;
(e)          Customer Loss.  Since the date of this Agreement, no Top Customer has advised the Seller, Parent, any Acquired Company or Purchaser, in connection with the discussions described in Section 5.10 or otherwise, that it will substantially reduce future business with any Acquired Company, the effect of which would reasonably be expected to have a Material Adverse Effect;
(f)          Financing. The Placing Agreement shall not have terminated in accordance with its terms (through no action or omission by KWS) and shall have become and remain unconditional in all respects (subject to the exceptions to this Agreement being unconditional set forth in clause (ii) of Section 8.1.7 of the Placing Agreement) and Admission having become effective in accordance with the AIM Rules;
(g)          Reorganization. The Reorganization shall have been consummated in accordance with this Agreement; and

(h)          Transaction Documents.  The Seller must have delivered or caused to be delivered each document that Section 2.6(a) requires it to deliver.
Section 6.2          Conditions to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
(a)          Accuracy of Representations and Warranties.  (i) The representations and warranties of (A) the Purchaser set forth in Section 4.2 (Authority and Enforceability) and (B) KWS set forth in Section 10.18(b)(i) (Authority and Enforceability)  shall be true and correct in all respects (other than de minimis failures to be true and correct) as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) and (ii) all of the other representations and warranties of Purchaser set forth in Article 4 (without giving effect to any limitations as to “materiality”) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty speaks as of any specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) in all material respects;
(b)          Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)          Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule must have been obtained and must be in full force and effect;
(d)          No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced any Proceeding, that in any case would reasonably be expected to (i) prevent, make illegal or restrain the consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation; and
(e)          Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.6(b) requires it to deliver.
ARTICLE 7
TERMINATION
Section 7.1          Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:
(a)          by mutual consent of the Purchaser and the Seller;
(b)          by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c)          by the Seller (so long as neither the Parent nor the Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;
(d)          by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(e)          by either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of such party to comply with its obligations under this Agreement or the failure of the Financing) on or before December 31, 2017.
Section 7.2          Effect of Termination.
(a)          Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an exclusive election of remedies.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.24 (Brokers or Finders), 5.6 (Confidentiality), 5.7 (Public Announcements), Article 10 (General Provisions) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
(b)          If this Agreement is terminated pursuant to Section 7.1, the Parent and the Purchaser shall deliver a joint release instruction to the Escrow Agent in accordance with the Escrow Agreement, directing the Escrow Agent to release the Escrow Funds (as defined therein) as follows:
(i)          If the termination is made (A) by Purchaser pursuant to Section 7.1(b) or (B) by either party pursuant to Sections 7.1(e) and at the time of such termination, (x) all of the conditions set forth in Sections 6.2(a) and (b) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (y) the Placing Agreement has become and shall, at the time of such termination remain, unconditional (save for Admission and any condition contained therein relating to this Agreement being unconditional (except with respect to conditions relating to the Placing Agreement) or not being terminated), then to Purchaser; or
(ii)          If the termination is made pursuant to Section 7.1 (other than as described in Section 7.2(b)(i)), then to the Seller as liquidated damages (and not as a penalty).
ARTICLE 8
CERTAIN TAX MATTERS
Section 8.1          Tax Returns.

(a)          The Seller or Parent will have the sole right to prepare and file (or cause to be prepared and filed) on a timely basis all (i) consolidated, combined, unitary, affiliated or similar returns that include Parent or any Subsidiary of Parent and an Acquired Company and will include an Acquired Company in any such Tax Return as required by applicable Law and consistent with past practice, and (ii) all other Tax Returns of the Acquired Companies with respect to Pre-Closing Tax Periods.
(b)          The Purchaser will have the sole right to prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Acquired Companies for all Post-Closing Tax Periods.
(c)          The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for each Straddle Tax Period. The Purchaser shall furnish a draft of each such Tax Return including, for the avoidance of doubt, any amended Tax Return for a Straddle Tax Period, to the Seller for the Seller’s review and comment at least thirty (30) Business Days prior to the due date (including any extensions) for the filing of such Tax Return.  The Purchaser will consider in good faith any reasonable comments provided by the Seller and the Purchaser and the Seller will work to resolve any disputes regarding any such Tax Return.  If any dispute with respect to any such Tax Return cannot be resolved within fifteen (15) days (or such longer period as the Purchaser and the Seller may mutually agree in writing) after receipt of such comments, then the Purchaser and the Seller shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final and binding upon the Purchaser and the Seller.  The fees and expenses of the accounting firm incurred pursuant to this Section 8.1(c) shall be borne and paid fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by the Seller, on the other hand. The Purchaser, the Acquired Companies and the Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such determination.  If the Tax Return is due prior to the determination by the Independent Accounting Firm, Purchaser will be permitted to file the Tax Return in accordance with its position with respect to the disputed issue and shall promptly amend the Tax Return as necessary in accordance with the Independent Accounting Firm’s final determination.
(d)          The Purchaser will not, and will not cause or permit the Acquired Companies to, amend, file or refile any Tax Return described in Section 8.1(a) or make or revoke any Tax election for any Pre-Closing Tax Period.
(e)          Any Tax Return described in Section 8.1(a)(ii), (b) or (c) will be prepared in a manner reasonably consistent with past practice, and will not reflect a change of any material election or accounting method, unless (i) an inconsistency with past practice or a change of a material election or accounting method would not have a material detrimental effect on the Seller or the Purchaser or (ii) otherwise required due to a change in applicable Law.
(f)          The Seller will pay to the Purchaser any amount payable on a Tax Return described in Section 8.1(c) attributable to a Pre-Closing Tax Period, before the later of (i) ten (10) Business Days before such Taxes (including any estimated Taxes) are due and (ii) ten (10) days after demand for such payment, which demand will be accompanied by a draft of the applicable Tax Return (together with any accompanying schedules, statements and, if reasonably requested, supporting documentation).
Section 8.2          Tax Apportionment.  In the case of any Taxes that are payable for a Straddle Tax Period, to the extent permitted by Law, any taxable year of the Acquired Companies that includes the Closing Date will be treated as ending on (and including) such day. In the case of Taxes that are payable with respect to a Straddle Tax Period not described in the foregoing sentence as treatable as ending on the Closing Date, for purposes of this Article 8, the portion of any such Tax that is allocable to the Pre-Closing Tax Period will be:

(a)          in the case of Taxes that are either (i) Income Taxes or (ii) imposed on a periodic basis and measured by the level of any item which is required to be determined as of the Closing Date or which is clearly determinable as of the Closing Date (provided that such determination is made by either the Seller or the Purchaser in a manner reasonably acceptable to both the Seller and the Purchaser), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and
(b)          in the case of all other Taxes deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 8.3          Transactional Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne and paid fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by the Seller on the other hand.  The party responsible for filing any Tax Returns relating to Taxes described in the preceding sentence will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.
Section 8.4          Tax Indemnification by the Seller.
(a)          Effective as of the Closing, the Seller shall indemnify the Purchaser against, and agrees to hold the Purchaser harmless from any Taxes imposed on or with respect to the Acquired Companies with respect to Pre-Closing Tax Periods, and for any Taxes payable by the Acquired Companies pursuant to Treasury Regulation section 1.1502-6 or any similar provision of state, provincial, local or foreign Law by virtue of the Acquired Companies having been a member of a consolidated, combined, unitary, affiliated or other similar Tax group that includes Parent or any Subsidiary of Parent at or before the Closing.
(b)          Notwithstanding anything contained in this Section 8.4, the Seller will not be liable under this Article 8 for any liability to the extent attributable to or resulting from (1) any Taxes taken into account in the determination of Final Closing Net Working Capital or (2) any Taxes or Losses in respect of Taxes incurred as a result of actions taken by or at the direction of the Purchaser on the Closing Date after the Closing.
Section 8.5          Tax Indemnification by the Purchaser.  Effective as of the Closing, the Purchaser shall indemnify the Seller against, and agrees to hold the Seller harmless from any Taxes imposed on or with respect to the Acquired Companies for any Post-Closing Tax Period.
Section 8.6          Refunds.  At the request of the Seller, the Purchaser shall reasonably cooperate with the Seller in obtaining any refunds for Taxes relating to a Pre-Closing Tax Period (including the portion of any Straddle Tax Period ending on the Closing Date), including through the filing of amended Tax Returns or refund claims as prepared by the Seller, at the expense of the Seller; provided, however, that if any such amended Tax Return shall be prepared by the Seller, the Seller shall deliver or cause to be delivered drafts of any such amended Tax Return to the Purchaser for its review prior to the time such amended Tax Return may be filed. Whether or not the Seller made or filed the applicable underlying claim or amended Tax Return on behalf of the Acquired Companies as hereinabove contemplated, the Purchaser will, in any case, pay to the Seller the amount of any refund of Taxes and interest thereon actually received by, or credited against the Tax liability of, the Purchaser or the Acquired Companies, with respect to a Pre-Closing Tax Period (including the portion of any Straddle Tax Period ending on the Closing Date) within ten (10) Business Days after receipt thereof or entitlement thereto by the Purchaser, except to the extent already taken into consideration in the computation of Closing Net Working Capital.  Notwithstanding the foregoing, any and all MMTCs received by the Acquired Companies after the Closing Date that relate to Pre-Closing Tax Periods are not required to be refunded to Seller and are the sole and exclusive property of the Acquired Companies.

Section 8.7          Contests.
(a)          Each party hereto entitled to indemnification pursuant to Section 8.4 or Section 8.5 (a “Tax Indemnified Person”) agrees to give written notice to the indemnifying Person (the “Tax Indemnitor”) of any written notice received by the Tax Indemnified Person or an Affiliate of such Tax Indemnified Person (including, in the case where the Purchaser is the Tax Indemnified Person, the Acquired Companies) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity may be sought within ten (10) Business Days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim. Notwithstanding the foregoing, no delay or deficiency on the part of the Tax Indemnified Person in so notifying the Tax Indemnitor will relieve the Tax Indemnitor of any Liability or obligation under this Agreement except to the extent the Tax Indemnitor’s ability to defend such claim has been materially prejudiced as a result of the delay or other deficiency. The Tax Indemnified Person will give the Tax Indemnitor such information with respect to the Tax Claim as the Tax Indemnitor may reasonably request.  Such written notice shall describe in reasonable detail the facts constituting the basis for such Tax Indemnitor’s interests in such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses (including Taxes).
(b)          The Tax Indemnitor may, at its own expense, participate in and, upon notice to the Tax Indemnified Person, assume control of the defense of any Tax Claim for which it is the Tax Indemnitor. If the Tax Indemnitor assumes control, it will have the right to control the defense of the Tax Claim; provided, however, that the Tax Indemnitor shall not concede or settle any such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. In no case will a Tax Indemnified Person settle or otherwise compromise a Tax Claim without the Tax Indemnitor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Tax Indemnified Person, at its expense, shall be entitled to fully participate in all proceedings, meetings and calls, and receive copies of all communications with respect to any Tax Claims controlled by Seller.
(c)          If a Tax Claim potentially involves some Taxes for Pre-Closing Tax Periods for which Seller would be required to indemnify the Purchaser pursuant to Section 8.4 and other Taxes for Pre-Closing Tax Periods for which Seller would not be required to indemnify the Purchaser, then, for purposes of this Section 8.7 only, Seller will be the Tax Indemnitor and the Purchaser will be the Tax Indemnified Person as to those Tax Claims for which Seller is exclusively liable pursuant to Section 8.4 and, with respect to other Tax Claims, Seller and the Purchaser shall jointly control the defense of such Tax Claim.
(d)          The Tax Indemnitor may discharge, at any time, its indemnity obligations by paying the Tax Indemnified Person the amount of the applicable indemnifiable Loss, calculated on the date of such payment.
(e)          Notwithstanding any provision to the contrary herein, the Seller shall have sole control over, and the Purchaser shall have no right to control or participate in, any Tax Claim relating to a consolidated, combined, unitary, affiliated or similar Tax or Tax Return that includes Parent or any Subsidiary of Parent.

Section 8.8          Information and Cooperation.
(a)          The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Acquired Companies as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
(b)          The Purchaser and Seller shall retain all Tax and accounting books and records, including Tax Returns, relating to the Acquired Companies for all Pre-Closing Tax Periods and the Straddle Tax Period for sixty (60) days after the expiration for the applicable statute of limitations.
(c)          The Purchaser and the Seller will cooperate with each other in the conduct of any audit or other proceedings involving the Acquired Companies for any Tax purposes and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.8(c).
(d)          Notwithstanding any provision to the contrary herein, the Seller shall have no obligation to share with the Purchaser any consolidated, combined, unitary, affiliated or similar Tax Return or associated forms, documents or work papers that include Parent or any Subsidiary of Parent.
Section 8.9          Tax Sharing Agreements, Etc.  All tax allocation, indemnification or sharing agreements, policies, arrangements and practices between Parent, the Seller or any Subsidiary of Parent or the Seller, and the Acquired Companies shall be terminated as of the Closing Date.  After such date, neither the Acquired Companies, the Seller, Parent nor any Subsidiary of Parent will have any further rights or liabilities thereunder and all rights, obligation or liabilities with respect to Taxes shall be governed exclusively by this Agreement.
Section 8.10          No Waiver of Statute of Limitations. After the Closing Date, the Purchaser (including the Acquired Companies) will not, without the prior written consent of the Seller, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any Pre-Closing Tax Period or any Straddle Tax Period.
Section 8.11          Adjustment to Price.  The Seller and the Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article 8 or pursuant to any other Section of this Agreement as adjustments to the Purchase Price for Tax purposes unless otherwise prohibited by Law.
Section 8.12          Tax Survival Period and Limitations on Indemnification.  Notwithstanding any provision herein to the contrary, the indemnification obligations provided for in this Article 8 shall terminate at the close of business on the date on which the applicable statute of limitations with respect to the Tax liabilities in question expires; provided, however, that in the event that no statute of limitations applies to the Tax liabilities in question, then the indemnification obligations provided for in this Article 8 with respect to such Tax liabilities shall terminate at the close of business on the date that is ten (10) years following the Closing Date.
Section 8.13          Section 338(g) Election.  The Purchaser shall make an election under Section 338(g) of the Code with respect to its purchase of the Shares of VMC Canada hereunder (the “338(g) Election”).

In connection therewith, the Purchaser agrees to execute and deliver to the Seller, on the Closing Date, an IRS Form 8023 and to promptly take such other steps thereafter required in connection with making and perfecting the 338(g) Election. The Seller shall have the right to determine the allocation of purchase price (and any liabilities properly included therein) among the assets of VMC Canada for U.S. federal income tax purposes.  The Seller shall deliver a draft of such allocation to the Purchaser for the Purchaser’s review and comment within ninety (90) days of the Closing Date and shall consider the Purchaser’s comments in good faith to the extent such comments are received within twenty (20) days after such delivery.
ARTICLE 9
INDEMNIFICATION
Section 9.1          Indemnification by the Seller.  Subject to the limitations expressly set forth in Section 9.6, the Seller will indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from any of the following:
(a)          any inaccuracy in or breach of any representation or warranty contained in Article 3, Section 10.17(b) or in any certificate delivered by or on behalf of the Seller or Parent pursuant to this Agreement;
(b)          any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller or the Parent contained in this Agreement; and
(c)          any matter set forth in Section 9.1(c) of the Seller Disclosure Schedule;
provided, however, that this Article 9 shall not provide for any indemnification with respect to Taxes (including any representation or warranty related to Taxes), for which the Seller’s sole obligation is set forth in Article 8.
For purposes of this Section 9.1, the amount of any Losses associated with any inaccuracy in, or breach of, any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller, will be determined without regard for any materiality, Material Adverse Effect or similar qualification (but such qualifications shall not be so disregarded for purposes of the determination of the underlying inaccuracy, breach, nonfulfillment or nonperformance).
Section 9.2          Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or resulting from any of the following:
(a)          any inaccuracy in or breach of any representation or warranty contained in Article 4, Section 10.18(b) or in any certificate delivered by the Purchaser pursuant to this Agreement;
(b)          any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement; and

(c)          any payment made or to be made, or other Loss sustained, by any Seller Indemnified Party under or in connection with the Redmond Lease relating to the period after the Closing Date;
provided, however, that this Section 9.2 shall not provide for any indemnification with respect to Taxes, for which the Purchaser’s sole obligation is set forth in Article 8.
For purposes of this Section 9.2, the amount of any Losses associated with any inaccuracy in, or breach of, any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser, will be determined without regard for any materiality or similar qualification (but such qualifications shall not be so disregarded for purposes of the determination of the underlying inaccuracy, breach, nonfulfillment or nonperformance).
Section 9.3          Claim Procedure.
(a)          A Purchaser Indemnified Party or Seller Indemnified Party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice (including identification of the specific provisions of this Agreement giving rise to such Claim Notice) to the extent of the facts then known by or available to the Indemnified Party and (iii) a demand for payment of those Losses.
(b)          Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:
(i)          agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or
(ii)         dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail (to the extent of the facts then known by or available to the Indemnifying Party) each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
(c)          During the 30-day period following delivery of such a Claim Notice, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to any such claim that is not a Third Party Claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access, during normal business hours and in a manner so as not to not to unreasonably interfere with the normal business operations of the Acquired Companies, to the Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents, books or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party fails to take either of the actions described in Section 9.3(b) within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.
(d)          If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.12.

(e)          Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Seller to an account designated by the applicable Purchaser Indemnified Party, and any indemnification of the Seller Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the applicable Seller Indemnified Parties.
(f)          The foregoing indemnification payments will be made within ten (10) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.12 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).
Section 9.4          Third Party Claims.
(a)          Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to seek indemnification for those allegations and demands and related Losses under, and pursuant to the terms and limitations set forth in, this Article 9.  If an Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then such Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known or available to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party’s ability to defend such claim has been materially prejudiced as a result of the delay or other deficiency.
(b)          Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further: (i) acknowledges in writing to the Indemnified Party that such Indemnified Party is entitled to indemnification under this Article 9 with respect to such Third Party Claim and (ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and agrees to diligently prosecute the defense of the applicable Third Party Claim. However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) involving a claim by one of the top 10 customers of the Business, in which the outcome could reasonably be expected to adversely affect the Indemnified Party’s future business relationship with such customer or (C) in which the primary remedy sought is an injunction or equitable relief (collectively, clauses (A) – (C), the “Special Claims”).  An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to diligently conduct the defense.

(c)          If the Indemnifying Party does not, or is not permitted pursuant to Section 9.4(b) to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim.  If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable and documented out-of-pocket attorneys’ fees and other reasonable and documented out-of-pocket costs and expenses of defending the Third Party Claim; provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for all Indemnified Parties.  The party not controlling the defense (the “Noncontrolling Party”) of a Third Party Claim may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes on the good faith advice of outside counsel that the Indemnifying Party and the Indemnified Party have conflicting interests or legal defenses (that are not de minimis in character) that are different available with respect to the Third Party Claim, then the reasonable and documented out-of-pocket fees and expenses of one counsel to all Indemnified Parties will be considered and included as “Losses” for purposes of this Agreement.  The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.
(d)          The Indemnified Party shall not agree to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent the Indemnifying Party will not unreasonably withhold, condition or delay.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold, condition or delay; provided that the prior written consent of the Indemnified Party will not be required if (i) such compromise, settlement or Judgment does not involve a finding or admission of any violation by the Indemnified Party of any Law, (ii) such compromise, settlement or judgment includes an unconditional (other than conditions satisfied in connection with the applicable compromise, settlement, or judgment, such as the payment of monetary damages by the Indemnifying Party) release of the Indemnified Party by the Person bringing such Third Party Claim from any and all Liabilities such Indemnified Party may have with respect to such Third Party Claim and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent given as provided herein.
(e)          This Section 9.4 shall not apply, and Section 8.7 shall instead apply, to any Tax Claim.
Section 9.5          Survival.
(a)          All representations and warranties contained in this Agreement, other than the representations and warranties set forth in Section 3.14 (Tax Matters), will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, until the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.17 (Environmental, Health and Safety Matters) will survive until 60 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions, (ii) the representations and warranties set forth in Section 3.15 (Employee Benefit Matters) will survive until the date that is thirty-six (36) months after the Closing Date and (iii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.24 (Brokers or Finders), 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.6 (Brokers or Finders) and 10.17(b)(i) (Authority and Enforceability) will survive indefinitely.  The representations and warranties set forth in Section 3.14 (Tax Matters) will not survive the Closing.

(b)          All claims for indemnification under Section 9.1(a) or Section 9.2(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 9.5(a), either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the claim with respect to which such notice has been given is withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.
(c)          Only those covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent only that noncompliance with such covenants or agreements is waived in writing by the Party entitled to such performance.
Section 9.6          Limitations on Liability.
(a)          Neither the Seller, on one hand, nor the Purchaser, on the other, shall be liable under this Article 9 (x) unless and until the amount of Losses arising from any single claim or aggregated claims arising out of substantially the same event or circumstance exceeds an amount equal to $25,000 and (y) unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed $600,000 (at which point the Seller or the Purchaser, as applicable, are liable for the aggregate Losses and not just amounts in excess of that sum); provided, however, that the foregoing limitation does not apply to the following:
(i)          claims with respect to any amounts owed in connection with the adjustments contemplated by Sections 2.3 and 2.4;
(ii)         claims under (x) Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.24 (Brokers or Finders) or 10.17(b)(i) (Authority and Enforceability) or (y) Section 9.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.6 (Brokers or Finders) or 10.18(b)(i) (Authority and Enforceability) (the foregoing collectively, the “Fundamental Representations”); and
(iii)        claims under Sections 9.1(b) or (c) or Section 9.2(b).
(b)          The aggregate total amount in respect of which the Seller will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 9.1(a) will not exceed $10,000,000 (the “Cap”); provided that such limitation shall not apply to breaches of any Fundamental Representations.  The aggregate total amount in respect of which the Seller will be liable to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Article 9.1 will not exceed the Purchase Price; provided that such limitation shall not apply to breaches of Section 5.11(a).

(c)          The aggregate total amount in respect of which the Purchaser will be liable to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 9.2(a) will not exceed the Cap; provided that such limitation shall not apply to breaches of any Fundamental Representations.  The aggregate total amount in respect of which the Purchaser will be liable to indemnify and hold harmless the Seller Indemnified Parties pursuant to this Article 9.2 will not exceed the Purchase Price.
(d)          Nothing in this Agreement will limit the Liability of a party to another party for fraud.
(e)          Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to indemnification pursuant to this Article 9 for any punitive damages (including multiple damages applied as a punitive measure) and special damages, and Losses indemnifiable hereunder shall not include such damages, except to the extent that such damages are awarded in respect of a Third Party Claim.
(f)          The calculation of any Loss subject to indemnification under this Article 9 will reflect and be offset by (i) the amount of any insurance proceeds actually recovered by the Indemnified Party in respect of such Loss (net of (x) any reasonable and documented costs and expenses incurred in connection with the collection of such proceeds, (y) any deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent arising out of or in connection with such claim and (z) any increase in premiums paid for such policies to the extent arising out of or in connection with such claim), (ii) the amount of any recovery in respect of such Loss actually received from a Person or entity other than another party to this Agreement (to the extent of such recovery and net of any costs and expenses incurred in connection with the collection of such amounts) and (iii) the amount of any actual cash Tax savings realized by the Indemnified Parties in respect of such Loss in the taxable year to which such Loss relates or in the immediately subsequent taxable year.  No party hereto shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once or that is otherwise duplicative with respect to any claim hereunder.
Section 9.7          Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.
Section 9.8          Adjustments for Indemnity Payments.  Any indemnification payment made pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.
Section 9.9          Exclusive Remedy.  The parties hereto agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (i) the adjustments provided for in Section 2.4, (ii) claims seeking equitable relief and (iii) claims arising from fraud, the sole and exclusive remedy as against any Person with respect to any and all claims of any kind whatsoever arising out of or relating in any way to this Agreement, any certificate delivered in connection herewith or the subject matter of any of the foregoing shall be pursuant to the indemnification provisions set forth in Article 8 and this Article 9.
Section 9.10          Mitigation.  Each Parent Indemnified Party and Seller Indemnified Party, as applicable, shall take commercially reasonable steps to mitigate all Losses as soon as practicable after obtaining knowledge of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be available hereunder.

ARTICLE 10
GENERAL PROVISIONS
Section 10.1          Seller Acknowledgment and Waiver. It is acknowledged by each of the parties hereto that Milbank, Tweed, Hadley & McCloy LLP has acted as counsel for Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby (collectively, the “Engagements”), and in that connection not as counsel for any other Person, including Purchaser or its Affiliates. If Seller or any of its Affiliates so desires, and without the need for any consent or waiver by Purchaser or any of the Acquired Companies, Milbank, Tweed, Hadley & McCloy LLP shall be permitted to represent Seller and its Affiliates after the Closing in connection with any matter, including anything related to this Agreement or the transactions contemplated hereby or any disagreement or dispute in connection therewith or any other matter relating to the Engagements. Without limiting the generality of the foregoing, after the Closing, Milbank, Tweed, Hadley & McCloy LLP shall be permitted to represent Seller, Parent, any of their respective Affiliates (other than the Acquired Companies) or any one or more of them, in connection with any negotiation, transaction or dispute (where “dispute” includes litigation, arbitration or other adversarial proceedings) with Purchaser or any of the Acquired Companies or any of their Affiliates relating to any Engagements, including indemnification claims or any other matter related to this Agreement or the transactions contemplated hereby.  Purchaser, on behalf of itself and its Affiliates, including the Acquired Companies, hereby consents to the disclosure to Seller by Milbank, Tweed, Hadley & McCloy LLP of any information about the Acquired Companies learned by Milbank, Tweed, Hadley & McCloy LLP in the course of the Engagements, whether or not such information is subject to the attorney client privilege or Milbank, Tweed, Hadley & McCloy LLP’s duty of confidentiality and whether such disclosure is made before or after the Closing, and irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Seller or its Affiliates by Milbank, Tweed, Hadley & McCloy LLP relating to the Engagements.  Seller (on behalf of itself and the Acquired Companies) and Purchaser consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Milbank, Tweed, Hadley & McCloy LLP permitted hereunder.
Section 10.2          Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):
If to the Seller or Parent:

Nuco I, Ltd.
Volt Information Sciences, Inc.
2401 N. Glassell Street
Orange, California 92865
Attention: Nancy Avedissian, General Counsel
E-mail: navedissian@volt.com

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
2029 Century Park East, 33rd Floor
Los Angeles, California 90017
Attention:	Adam R. Moses, Esq.
Facsimile:	(213) 892-4765
Email:	amoses@milbank.com

If to the Purchaser or KWS:

Keywords International Limited
South County Business Park
Philips House
Leopardstown, Dublin 18
Ireland
Attention: Andrew Day
Facsimile:
Email: aday@keywordsstudios.com

with a copy (which will not constitute notice) to:

Venable LLP
1270 Avenue of the Americas, 24th Floor
New York, New York 10020
Attention: Philip von Mehren, Esq.
Facsimile: (212) 370-5598
Email:	PTvonMehren@Venable.com MManey@Venable.com

Section 10.3          Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 10.4          Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.5          Entire Agreement.  Except as specifically contemplated herein, this Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.
Section 10.6          Assignment and Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that (i) the Seller and the Parent may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser, and (ii) the Purchaser may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Seller and the Parent, provided that the Purchaser may assign its rights hereunder to any Subsidiary of the Purchaser so long as the Purchaser and KWS remain fully responsible for the performance of their respective obligations hereunder.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Subsidiary of the Purchaser so long as the Purchaser and KWS remain fully responsible for the performance of the delegated obligation.  Except as provided in Article 9, nothing in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.
Section 10.7          Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 10.8          Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of this Agreement.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies each other section and paragraph in this Agreement if it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections and paragraphs.
Section 10.9          Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 10.10          Governing Law.  The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
Section 10.11          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12          Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York located in the Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located in the Borough of Manhattan.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.12, however, affects the right of any party to serve legal process in any other manner permitted by law.
Section 10.13          Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 10.14          Expenses.  Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives and any amounts payable to employees by way of retention or success bonuses or otherwise related specifically to the transaction contemplated hereunder.  All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Seller in full on or prior to the Closing Date.
Section 10.15          No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party.  The parties are independent contractors with respect to each other under this Agreement.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.15.
Section 10.16          Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
Section 10.17          Parent Guaranty.

(a)          Parent hereby guarantees to Purchaser the payment and performance by Seller of Seller’s obligations under Article 8 and Article 9 of this Agreement (the “Seller Guaranteed Obligations”), provided that Purchaser shall not seek to enforce performance of the Seller Guaranteed Obligations against Parent until Purchaser has used its commercially reasonable efforts to exercise its rights in respect of the Seller Guaranteed Obligations against Seller and has been unsuccessful in such efforts, provided that Seller’s failure to timely pay or respond to any demand notice of the Purchaser shall be sufficient to satisfy the Purchaser’s obligation to use commercially reasonable efforts to recover against Seller. Parent shall have the right to assert as a defense to its own obligations under this Section 10.17(a) any and all rights or defenses available to Seller under this Agreement and/or at Law and/or in equity, and in connection therewith, is hereby made an express beneficiary of all of Seller’s rights hereunder with the power to exercise such rights. This Section 10.17 shall remain in full force and effect until the earlier of the Seller Guaranteed Obligations having been paid in full and Article 8 and Article 9 of this Agreement having expired or terminated, at which time this Section 10.17 shall automatically terminate and Parent shall have no further obligations under this Section 10.17.
(b)          Parent represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Section 10.17(b) are true and correct:
(i)          Authority and Enforceability.  Parent has all requisite power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which Parent is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Parent.  Parent has duly and validly executed and delivered this Agreement and, on or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which Parent is a party will constitute, the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(ii)         No Conflict.  Parent hereby makes the representations and warranties set forth in Section 3.3 with respect to itself.
Section 10.18          KWS Guaranty.
(a)          KWS hereby guarantees to Seller the payment and performance by the Purchaser of Purchaser’s obligations under Article 2, Article 8 and Article 9 of this Agreement (the “Purchaser Guaranteed Obligations”), provided that Seller shall not seek to enforce performance of the Purchaser Guaranteed Obligations against KWS until Seller has used its commercially reasonable efforts to exercise its rights in respect of the Purchaser Guaranteed Obligations against the Purchaser and has been unsuccessful in such efforts, provided that the Purchaser’s failure to timely pay or respond to any demand notice of Seller shall be sufficient to satisfy Seller’s obligation to use commercially reasonable efforts to recover against the Purchaser. KWS shall have the right to assert as a defense to its own obligations under this Section 10.18(a) any and all rights or defenses available to Purchaser under this Agreement and/or at Law and/or in equity, and in connection therewith, is hereby made an express beneficiary of all of Purchaser’s rights hereunder with the power to exercise such rights. This Section 10.18 shall remain in full force and effect until the earlier of the Purchaser Guaranteed Obligations having been paid in full and Article 8 and Article 9 of this Agreement having expired or terminated, at which time this Section 10.18 shall automatically terminate and KWS shall have no further obligations under this Section 10.18.

(b)          KWS represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Section 10.18(b) are true and correct:
(i)          Authority and Enforceability.  KWS has all requisite power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which KWS is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the KWS.  KWS has duly and validly executed and delivered this Agreement and, on or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which KWS is a party will constitute, the valid and binding obligation of KWS, enforceable against KWS in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(ii)          No Conflict.  KWS hereby makes the representations and warranties set forth in Section 4.3 with respect to itself.
Section 10.19          Redmond Lease.  Purchaser shall use its commercially reasonable efforts to, as promptly as reasonably practicable following the date hereof, obtain from Pietromonaco / PB LLC (or its assignee) the release of Parent and its Subsidiaries from all obligations under the Redmond Lease with respect to any period after the Closing; provided, however, that Purchaser shall have no obligation to make any payment (unless Purchaser is reimbursed for such payment by Seller or an Affiliate thereof) or concession (unless such concession is de minimis in character or Purchaser is compensated for accepting such concession by Seller or an Affiliate thereof on terms that are mutually reasonably acceptable to Purchaser and Seller) to any Person in respect of obtaining such release.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.
KEYWORDS INTERNATIONAL LIMITED

By:	/s/ Andrew Day
Andrew Day
Chief Executive Officer

KEYWORDS STUDIOS PLC (solely with respect to Sections 5.14 and 10.18)

By:	/s/ Andrew Day
Andrew Day
Chief Executive Officer

VOLT INFORMATION SCIENCES, INC. (solely with respect to Sections 5.11, 7.2(b) and 10.17)

By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President and General Counsel

NUCO I, LTD.

By:	/s/ Michael Dean
Michael Dean
President & Chief Executive Officer